 Exhibit (a)(1)(A)
Offer to Purchase for Cash
Up to 17,753,322 Shares of Common Stock
of
CVR Energy, Inc.
at
$18.25 Net Per Share
by
Icahn Enterprises Holdings L.P.
THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON JANUARY 6, 2025 UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION TIME”).
This offer is being made by Icahn Enterprises Holdings L.P., a Delaware limited partnership (together with its direct and indirect subsidiaries, “Icahn Enterprises,” “we,” or “us”). We are offering to purchase up to 17,753,322 shares of common stock, par value $0.01 per share (the “common stock”), of CVR Energy, Inc. (the “Company”), at a price of $18.25 per share, net to the seller in cash, less any applicable tax withholding and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and the related Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the “Offer”). Upon the terms and subject to the conditions of the Offer, Icahn Enterprises (or a subsidiary) will purchase any shares properly tendered and not properly withdrawn, up to a maximum of 17,753,322 shares. Unless the context otherwise requires, all references to “shares” shall refer to the common stock and all references to “shares properly tendered” shall refer to “shares properly tendered and not properly withdrawn in the Offer.”
If more than 17,753,322 shares of common stock are properly tendered, Icahn Enterprises will purchase an aggregate of 17,753,322 shares from the stockholders of the Company on a pro rata basis based upon the number of shares validly tendered and not properly withdrawn by each tendering stockholder as of the Expiration Time. Shares properly tendered, but not purchased pursuant to the Offer will be returned to the tendering stockholders at our expense promptly after the Offer expires. See Section 3 — “Procedures for Tendering Shares.”
The Offer is an offer by Icahn Enterprises. Under the terms of the Offer, Icahn Enterprises is not required to purchase all of the shares. Rather, subject to the satisfaction or waiver of the terms and conditions of the Offer, Icahn Enterprises will purchase, and therefore only be liable with respect to, any shares properly tendered pursuant to this Offer, up to a maximum of 17,753,322 shares. In connection with this Offer, Icahn Enterprises and the other filing persons has filed a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission (“SEC”) on December 6, 2024 (the “Schedule TO”).
The Offer is not conditioned upon the receipt of financing. The Offer is, however, subject to certain other customary terms and conditions. See Section 6 — “Conditions of the Tender Offer.”
As of the date of this Offer to Purchase, there were 100,530,599 shares of common stock issued and outstanding. The shares are listed on the New York Stock Exchange (“NYSE”) under the symbol “CVI.” On November 7, 2024, the last full trading day completed prior to the receipt and public disclosure of a letter IEP (as defined below) sent to the Company’s Board of Directors proposing a potential tender offer, the reported closing price of the shares on the NYSE was $16.52 per share. On December 5, 2024, the last full trading day before we commenced the Offer, the reported closing price of the shares on the NYSE was $18.32 per share. Stockholders are urged to obtain current market quotations for the shares. See Section 7 — “Price Range of the Shares; Dividends.”
The Special Committee — Strategic of the Board of Directors of the Company (the “Special Committee”), acting upon the express delegation of authority by the Board of Directors of the Company (the “Board”), has

unanimously determined to express no opinion and remain neutral with respect to the Offer and to not make any recommendation to you as to whether to tender or refrain from tendering your shares in the Offer.
The Special Committee is comprised of Mark J. Smith and Julia Heidenreich Voliva, each of whom are independent directors of the Company who are not affiliated with Icahn Enterprises. None of Ted Papapostolou, the Chief Financial Officer of IEP and a director of Icahn Enterprises G.P. Inc. (“Icahn GP”), the general partner of Icahn Enterprises L.P (“IEP”) and Icahn Enterprises, Stephen Mongillo, a director of Icahn GP, or Dustin DeMaria, Financial Analyst of IEP, each of whom serves as a director on the Board, are members of the Special Committee, and each such director recused themselves from the Board’s deliberation and approval with respect to the Company’s third quarter 2024 dividend and the Board’s determination to suspend the dividend for such quarter.
You must make your own decision as to whether to tender your shares in the Offer and, if so, how many shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer. Neither Mr. Icahn nor any of his controlled affiliates (“Icahn controlled affiliates”) that own shares, intend to tender any of their shares in the Offer. See Section 2 — “Purpose of the Tender Offer; Certain Effects of the Tender Offer; Other Plans.”
Questions and requests for assistance may be directed to D.F. King & Co., Inc. (the “Information Agent”), the Information Agent for the Offer, at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the related Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent.
Neither the SEC nor any state securities commission has approved or disapproved of this Offer, passed upon the merits or fairness of such Offer, or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.
December 6, 2024

IMPORTANT
If you desire to tender all or any portion of your shares, you should either:
(1)
if you hold certificates in your own name, complete and sign the Letter of Transmittal in accordance with the instructions to the Letter of Transmittal, have your signature on the Letter of Transmittal guaranteed if Instruction 1 to the Letter of Transmittal so requires, and mail or deliver the Letter of Transmittal, together with any other required documents, including the share certificates, to the Depositary and Paying Agent (as defined herein), at one of its addresses shown on the Letter of Transmittal, or

(2)
if you are an institution participating in The Depository Trust Company, tender the shares in accordance with the procedure for book-entry transfer set forth in Section 3 — “Procedures for Tendering Shares;” or

(3)
if you have shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee if you desire to tender those shares and request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. You should be aware that a broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, if you wish to participate in the Offer, you should contact the nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

If you desire to tender shares and your certificates for those shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary and Paying Agent prior to the Expiration Time, your tender may be effected by following the procedure for guaranteed delivery set forth in Section 3 — “Procedures for Tendering Shares.”
To properly tender shares, you must validly complete the Letter of Transmittal.
Questions and requests for assistance may be directed to D.F. King & Co., Inc., the Information Agent for the Offer, at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the related Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent.
This Offer to Purchase and accompanying Letter of Transmittal do not constitute an offer to purchase securities in any jurisdiction in which such offer is not permitted or would not be permitted. If we become aware of any jurisdiction where the making of the Offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law where practicable. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in such jurisdiction.
We have filed with the SEC a Tender Offer Statement on Schedule TO under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), relating to the Offer.
We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares. You should rely only on the information contained in this Offer to Purchase or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase or in the related Letter of Transmittal. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or representation as having been authorized by us, the Depositary, the Paying Agent or the Information Agent.

i

SUMMARY TERM SHEET
We are providing this summary term sheet for your convenience. This summary term sheet highlights certain material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the Offer to the same extent described in this Offer to Purchase. We urge you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the full details of the Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion when helpful.
Who is offering to purchase my shares?
This offer is being made by Icahn Enterprises. Icahn Enterprises L.P., a publicly traded limited partnership (Nasdaq: IEP), owns a 99% limited partner interest in Icahn Enterprises and Icahn Enterprises G.P. Inc., which is indirectly owned and controlled by Mr. Carl C. Icahn, is the general partner of and owns a 1% general partner interest in each of Icahn Enterprises and Icahn Enterprises L.P.
The following persons may also be deemed to be co-bidders of Icahn Enterprises: IEP Energy Holding LLC, American Entertainment Properties Corp., Icahn Enterprises G.P. Inc., Icahn Enterprises L.P., Beckton Corp. and Carl C. Icahn. Each of the foregoing entities are affiliated with Carl C. Icahn. Certain of these entities, including and together with Icahn Enterprises, beneficially own an aggregate of approximately 66% of the issued and outstanding shares of the Company as of the date of this Offer to Purchase. See Section 15 — “Certain Information Concerning Icahn Enterprises.”
What is Icahn Enterprises offering to purchase?
We are offering to purchase up to 17,753,322 shares of common stock, par value $0.01 per share, of the Company. See Section 1 — “Terms of the Offer.”
Under the terms of the Offer, Icahn Enterprises is not offering to purchase all of the Company’s outstanding shares. Rather, subject to the satisfaction or waiver of the terms and conditions of the Offer, Icahn Enterprises will purchase, and therefore only be liable with respect to, any shares properly tendered pursuant to this Offer up to a maximum of 17,753,322 shares.
What will the purchase price for the shares be and what will be the form of payment?
The purchase price for the shares is $18.25 per share, net to the seller in cash, less any applicable tax withholding and without interest (the “Purchase Price”).
If your shares are purchased in the Offer, we will pay you the Purchase Price in cash, less any applicable tax withholding and without interest, promptly after the Offer expires. See Section 1 — “Terms of the Offer” and Section 5 — “Purchase of Shares and Payment of Purchase Price.” Under no circumstances will we pay interest on the Purchase Price, even if there is a delay in making payment.
What is the recent market price of my shares?
On November 7, 2024, the last full trading day completed prior to the receipt and public disclosure of a letter IEP sent to the Board (as defined herein) proposing a potential tender offer, the reported closing price of the shares on the NYSE was $16.52 per share. On December 5, 2024, the last full trading day before we commenced the Offer, the reported closing price of the shares listed on the NYSE was $18.32 per share. You are urged to obtain current market quotations for the shares before deciding whether to tender your shares at the Purchase Price. See Section 7 — “Price Range of the Shares; Dividends.”
How many shares will Icahn Enterprises purchase in the Offer?
This offer is being made by Icahn Enterprises.
Upon the terms and subject to the conditions of the Offer, Icahn Enterprises will purchase any shares properly tendered, up to a maximum of 17,753,322 shares. If fewer than 17,753,322 shares are properly tendered, we will purchase all shares that are properly tendered. The Offer is not conditioned on there being a minimum number of shares properly tendered.
What happens if stockholders tender more shares than Icahn Enterprises is willing to buy?
If more than 17,753,322 shares of common stock are properly tendered, Icahn Enterprises will purchase an aggregate of 17,753,322 shares from the stockholders of the Company on a pro rata basis based upon the number of shares validly tendered and not properly withdrawn by each tendering stockholder as of the Expiration Time. This means that Icahn Enterprises will purchase from you a number of shares calculated by multiplying the number of shares you properly tendered by a proration factor. The proration factor will equal 17,753,322 divided by the total number of shares properly tendered. For example, if a total of 35,506,644 shares are tendered, Icahn Enterprises will purchase 50% of the number of shares that you tender. Icahn Enterprises will make adjustments to avoid purchases of fractional shares.
How will Icahn Enterprises pay for the shares?
Assuming the maximum number of 17,753,322 shares are properly tendered in the Offer at the purchase price of $18.25 per share, the aggregate purchase price for the 17,753,322 shares to be purchased by Icahn Enterprises, and which will be paid for by Icahn Enterprises, will be approximately $324 million. Icahn Enterprises anticipates that it will pay for such shares tendered from its available cash and cash equivalents on hand.
Consummation of the Offer is not subject to any financing condition, but is subject to certain other conditions. See Section 6 — “Conditions of the Tender Offer.”
How long do I have to tender my shares?
You may tender your shares until the Offer expires. The Offer will expire on January 6, 2025, at one minute after 11:59 p.m., New York City time, unless we extend it. See Section 1 — “Terms of the Offer.” If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely the nominee has established an earlier deadline for you to act to instruct the nominee to accept the Offer on your behalf. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee to find out the nominee’s deadline.
Can the Offer be extended, amended or terminated?
We may choose to extend the Offer at any time and for any reason, subject to applicable laws. See Section 14 — “Extension of the Tender Offer; Termination; Amendment.” We cannot assure you that we will extend the Offer or indicate the length of any extension that we may provide. If we extend the Offer, we will delay the acceptance of any shares that have been tendered until expiration of the Offer. Subject to the terms of the Tender Offer Agreement (as defined below), we can amend the Offer in our sole discretion at any time prior to the Expiration Time. We can also terminate the Offer prior to the Expiration Time if the conditions set forth in Section 6 — “Conditions of the Tender Offer” are not met. See Section 6 — “Conditions of the Tender Offer” and Section 14 — “Extension of the Tender Offer; Termination; Amendment.”
How will I be notified if you extend the Offer or amend the terms of the Offer?
If we extend the Offer, we will issue a press release announcing the extension and the new Expiration Time no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time. We will announce any amendment to the Offer by making a public announcement of the amendment. See Section 15 — “Certain Information Concerning Icahn Enterprises.”
What is the purpose of the Offer?
As of the date of this Offer to Purchase, Icahn Enterprises beneficially owns approximately 66% of the outstanding shares of the Company. Assuming the maximum number of 17,753,322 shares are properly tendered, and are purchased by Icahn Enterprises in the Offer, Icahn Enterprises will beneficially own approximately 84% of the outstanding shares. The purpose of the Offer is for Icahn Enterprises to increase its ownership in the Company through the acquisition of additional shares.
The Offer provides stockholders of the Company (particularly those who, because of the size of their stockholdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to all or a portion of their shares at a premium to the market prices at which the shares were trading prior to the announcement of our tender offer. The Offer also provides such stockholders with an efficient way to sell their shares without incurring broker’s fees or commissions associated with open market sales. Furthermore, odd lot holders who hold shares registered in their names and tender their shares directly to the Depositary and Paying Agent and whose shares are purchased pursuant to the Offer will avoid any applicable odd lot discounts that might be payable on sales of their shares. See Section 1 — “Terms of the Offer.”
Are the interests of Icahn Enterprises different from my interests as a stockholder?
Icahn Enterprises’ interests in the Offer are different from those of stockholders being asked to tender their shares. In particular, its financial interests with regard to the Purchase Price are adverse to the interests of stockholders being asked to tender their shares. Also, if some or all of your shares are purchased pursuant to the Offer, you will have a reduced or no continuing interest in the Company and will not have the opportunity to participate in the future earnings or growth, if any, of the Company with respect to the shares so tendered, or bear the burden and risks of any decrease in value of the Company with respect to such shares. Specifically, if some or all of your shares of common stock of the Company are purchased pursuant to the Offer, you will not, to the extent of your shares so purchased, have the opportunity to benefit from, or participate in any increase in the value of the shares of Company’s common stock resulting from, any potential strategic transaction involving the Company, including any material acquisition of refining assets conducted by the Company or its subsidiaries or any sale by the Company or its subsidiaries of outstanding common units of CVR Partners and/or the non-economic general partner interest in CVR Partners (as defined herein), either to Icahn Enterprises or its affiliates or to one or more unaffiliated third parties. On the other hand, Icahn Enterprises will benefit from any future increase in the value of the Company. Icahn Enterprises will also bear the burden and risks of any future decrease in the value of the Company. See Section 2 — “Purpose of the Tender Offer; Certain Effects of the Tender Offer; Other Plans.”
Following the Offer, will the Company continue as a public company?
Yes. The completion of the Offer in accordance with its terms and conditions will not cause the Company to stop being listed on the NYSE or to stop being subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
The consummation of the offer will decrease the public float of the shares, which could result in reduced liquidity and trading volume of the shares and could result in an increase in price volatility. Stockholders may not be able to sell non-tendered shares in the future on the NYSE or otherwise, at a net price higher than the Purchase Price in the Offer. We can give no assurance as to the price at which a stockholder may be able to sell his or her shares in the future.
What are the significant conditions to the Offer?
Our obligations to accept and pay for your tendered shares depends upon a number of conditions that must be satisfied or waived by us prior to the Expiration Time, including, but not limited to:
•
No legal action shall have been instituted, threatened in writing, or been pending that challenges the Offer or seeks to impose limitations on our ability (or any affiliate of ours) to acquire or hold or to exercise full rights of ownership of the shares.

•
No decrease in excess of 10% in the price of the common stock measured from the close of trading on December 5, 2024, the last full trading day before we commenced the Offer, to the open of trading on the Expiration Time shall have occurred.

•
No decline in either the Dow Jones Industrial Average, or the Standard & Poor’s Index of 500 Industrial Companies or the NYSE Composite Index by an amount in excess of 10% measured from December 5, 2024, the last full trading day before we commenced the Offer, to the open of trading on the Expiration Time shall have occurred.
•
No material adverse change in the business, properties, condition (financial or otherwise), assets, liabilities, capitalization, stockholders’ equity, results of operations, operations, licenses, prospects or the trading in the shares shall have occurred.

•
No change has occurred in the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, licenses, results of operations or prospects of the Company or any of its subsidiaries, taken as a whole, that, in our reasonable judgment has had or is reasonably likely to have a materially adverse effect on the Company or any of its subsidiaries, taken as a whole.

•
No one shall have proposed, announced or made a tender or exchange offer (other than this Offer), merger, acquisition, business combination or other similar transaction involving the Company or any subsidiary of the Company.

•
No one shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire the Company or any of its subsidiaries.

•
The Company or any of its subsidiaries shall not have commenced active consideration of, engaged in discussions or negotiations with respect to, or authorized, recommended, proposed or entered into an agreement with respect to, any merger, consolidation, recapitalization, liquidation, dissolution, business combination, acquisition of stock and/or assets of a third party, disposition of stock and/or assets of a third party, release or relinquishment of any material contractual or other right of the Company or any of its subsidiaries or any comparable event not in the ordinary course of business.

•
No commencement or escalation of war, armed hostilities, terrorism or other similar national or international calamity, directly or indirectly involving the United States, shall have occurred.

•
Any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer has been obtained on terms satisfactory to us in our reasonable discretion.

•
The consummation of the Offer and the purchase of the shares pursuant to the Offer will not cause the shares to be (1) delisted from the NYSE or (2) eligible for deregistration under the Exchange Act.

The Offer is subject to a number of other conditions described in greater detail in Section 6 — “Conditions of the Tender Offer.” Each of these conditions is for our sole benefit and may be asserted or waived by us, in whole or in part, at any time and from time to time in our discretion prior to the Expiration Time.
How do I tender my shares?
If you want to tender all or part of your shares, you must do one of the following before the Expiration Time:
•
If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee and request that the nominee tender your shares for you.

•
If you hold certificates in your own name, you must complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to the Depositary and Paying Agent.

•
If you are an institution participating in the book-entry transfer facility (as defined herein), you must tender your shares according to the procedure for book-entry transfer described in Section 3 — “Procedures for Tendering Shares.”

•
If you are unable to deliver the certificates for the shares or the other required documents to the Depositary and Paying Agent or you cannot comply with the procedure for book-entry transfer within the required time, you must comply with the guaranteed delivery procedure outlined in Section 3 — “Procedures for Tendering Shares.”
You may contact the Information Agent for assistance. The contact information for the Information Agent appears on the back cover of this Offer to Purchase. See Section 3 — “Procedures for Tendering Shares” and the Instructions to the Letter of Transmittal.
Once I have tendered shares in the Offer, can I withdraw my tender?
Yes. You may withdraw any shares you have tendered at any time before one minute after 11:59 p.m., New York City time, on January 6, 2025, unless we extend the Offer, in which case you can withdraw your shares until the expiration of the Offer as extended. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares at any time after the expiration of the Offer. See Section 4 — “Withdrawal Rights.”
How do I properly withdraw shares I previously tendered?
To properly withdraw shares, you must deliver a written notice of withdrawal with the required information to the Depositary and Paying Agent while you still have the right to withdraw the shares. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of these shares. Some additional requirements apply if the share certificates to be withdrawn have been delivered to the Depositary and Paying Agent or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3 — “Procedures for Tendering Shares.” See Section 4 — “Withdrawal Rights.” If you have tendered your shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the nominee to arrange for the withdrawal of your shares.
Has the Company adopted a position on the Offer?
The Special Committee, acting upon the express delegation of authority by the Board, has unanimously determined to express no opinion and remain neutral with respect to the Offer and to not make any recommendation to you as to whether to tender or refrain from tendering your shares in the Offer.
The Special Committee is comprised of Mark J. Smith and Julia Heidenreich Voliva, each of whom are independent directors of the Company who are not affiliated with Icahn Enterprises. None of Ted Papapostolou, the Chief Financial Officer of IEP and a director of Icahn GP, the general partner of IEP and Icahn Enterprises, Stephen Mongillo, a director of Icahn GP, or Dustin DeMaria, Financial Analyst of IEP, each of whom serves as a director on the Board, are members of the Special Committee, and each such director recused themselves from the Board’s deliberation and approval with respect to the Company’s third quarter 2024 dividend and the Board’s determination to suspend the dividend for such quarter. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer. The Company’s position is expected to be set forth in a Schedule 14D-9 to be filed with the Securities and Exchange Commission within ten business days from the date the Offer is commenced. See Section 2 — “Purpose of the Tender Offer; Certain Effects of the Tender Offer; Other Plans.”
If I decide not to tender, how will the Offer affect my shares?
Stockholders who choose not to tender their shares will still own the same number of shares, and the terms of the shares will remain the same. See Section 2 — “Purpose of the Tender Offer; Certain Effects of the Tender Offer; Other Plans.”
When will Icahn Enterprises pay for the shares I tender?
We will pay the Purchase Price, net to the seller in cash, less any applicable tax withholding and without interest, for the shares we purchase promptly after the Expiration Time and the acceptance of the shares for payment. We do not expect, however, to announce the results of proration and begin paying for tendered shares until up to two business days after the Expiration Time. See Section 5 — “Purchase of Shares and Payment of Purchase Price.”
Will I have to pay brokerage commissions if I tender my shares?
If you are the record owner of your shares and you tender your shares directly to the Depositary and Paying Agent, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker, dealer, commercial bank, trust company or other nominee and the nominee tenders your shares on your behalf, the nominee may charge you a fee for doing so. You should consult with your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See Section 3 — “Procedures for Tendering Shares.”
What are the U.S. federal income tax consequences if I tender my shares?
Generally, if you are a U.S. Holder (as defined in Section 13 — “Certain Material U.S. Federal Income Tax Consequences of the Offer”), you will be subject to U.S. federal income taxation when you receive cash from us in exchange for the shares you tender in the Offer. The receipt of cash for your tendered shares generally will be treated for U.S. federal income tax purposes as a sale or exchange eligible for capital gain or loss treatment. See Section 13 — “Certain Material U.S. Federal Income Tax Consequences of the Offer.” If you are a Non-U.S. Holder (as defined in Section 13 — “Certain Material U.S. Federal Income Tax Consequences of the Offer” and subject to the carveouts of that section) you generally will not be subject to United States federal income tax on gains realized on the disposition of shares pursuant to the Offer, provided that (a) the gain is not effectively connected with the conduct of a trade or business by the Non-U.S. Holder in the United States and (b) in the case of a Non-U.S. Holder that is an individual, that the Non-U.S. Holder is not present in the United States for 183 days or more in the taxable year of the disposition.
All stockholders should review the discussion in Section 3 — “Procedures for Tendering Shares” and Section 13 — “Certain Material U.S. Federal Income Tax Consequences of the Offer” regarding tax issues and consult their tax advisor with respect to the tax consequences of a tender of shares in their particular circumstances.
Is there an agreement governing the Offer?
Yes, Icahn Enterprises L.P., Icahn Enterprises, Carl C. Icahn and the Company have entered into a Tender Offer Agreement, dated as of December 6, 2024 (the “Tender Offer Agreement”), a copy of which is filed as an exhibit to the Schedule TO and which is incorporated by reference herein, pursuant to which Icahn Enterprises and the Company agreed that any amendment, extension, termination, waiver or other change or action under the Offer cannot be made by either party without the consent of the other party; provided, that any amendment, modification or supplement shall also require the affirmative approval of the Special Committee or a Disinterested Committee (as defined below).
Pursuant to the Tender Offer Agreement, the parties thereto have agreed that, among other things:
•
As soon as reasonably practicable on the date of the Tender Offer Agreement, Icahn Enterprises shall commence the Offer and file with the SEC the Schedule TO reflecting the offer to purchase up to a maximum of 17,753,322 shares in the aggregate at a price of $18.25 per share, subject to any required withholding of taxes, net to the seller in cash, without interest.

•
As promptly as practicable after the date the Schedule TO is filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9, which shall provide that the Special Committee, acting in accordance with an express delegation of authority from the Board, has determined to express no opinion and remain neutral with respect to the Offer.

•
Upon the consummation of the Offer, unless approved by (A) the Special Committee or (B) a special committee of the Board comprised solely of independent directors of the Company who (i) are not affiliated with and do not have any material relationship with Mr. Icahn, IEP, Icahn Enterprises or their affiliates (collectively, the “Icahn Entities”) and (ii) are disinterested and independent under Delaware law as to the matter under consideration, and who have been empowered to freely select their own advisors and to reject any proposed transaction definitively (a “Disinterested Committee”), for so long as (i) Icahn Enterprises or any of its affiliates beneficially own (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act), in the aggregate, in excess of 50% of the outstanding shares, (ii) the shares are registered under Section 12 of the Exchange Act and (iii) any shares are beneficially owned (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) by a stockholder other than the Icahn Entities, then the Icahn Entities shall not, and shall take all actions necessary to cause the Icahn controlled affiliates not to, take any action, directly or indirectly, to cause: (1) the shares to cease to be listed on the NYSE; (2) the shares to be deregistered under Section 12 of the Exchange Act; (3) the Company to cease filing reports with the SEC required by Sections 13 and/or 15(d) of the Exchange Act, even if the Company may not be subject to the reporting requirements of Sections 13 and/or 15(d) of the Exchange Act; or (4) the Company to cease to maintain an audit committee comprising at least two directors who are not affiliated with the Icahn Entities and are otherwise “independent” within the meaning of Rule 10A-3 under the Exchange Act and applicable rules and regulations of NYSE.
•
Upon the consummation of the Offer, unless approved by the Special Committee or a Disinterested Committee, for so long as (i) the Icahn Entities beneficially own (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act), in the aggregate, in excess of 50% of the outstanding shares, (ii) the shares are registered under Section 12 of the Exchange Act, and (iii) any shares are beneficially owned (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) by a stockholder other than the Icahn Entities, then the Icahn Entities shall not, and shall take all actions necessary to cause the Icahn controlled affiliates not to, directly or indirectly including as part of a “group” (as such term is applied under Section 13(d) of the Exchange Act), alone or in concert with any other person or entity: (1) enter into an agreement to effect, or consummate, any transaction to acquire all of the outstanding shares; or (2) enter into an agreement to effect, or consummate, any increase in its beneficial ownership (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) percentage in the Company above 84% of all outstanding shares, other than as a result of (i) a repurchase, redemption, retirement, cancellation, or other similar action with respect to the shares of common stock by the Company or (ii) participation in a securities offering by the Company that is offered to all stockholders of the Company on the same terms.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Tender Offer Agreement, a copy of which is filed as an exhibit to the Schedule TO and which is incorporated by reference herein. See Section 10 — “Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.”
To whom can I talk if I have questions?
If you have any questions regarding the Offer, please contact D.F. King & Co., Inc., the Information Agent for the Offer, at (866) 207-3626. Additional contact information for the Information Agent is set forth on the back cover of this Offer to Purchase.

CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS
This Offer to Purchase, including any documents incorporated by reference or deemed to be incorporated by reference, may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act, or by the Private Securities Litigation Reform Act. Forward-looking statements are those that do not relate solely to historical fact. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “target,” similar expressions, and variations or negatives of these words. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about the consummation of the proposed tender offer and the anticipated benefits thereof, and the terms of the related Tender Offer Agreement.
If such risks or uncertainties materialize or such assumptions prove incorrect, the results of the tender offer or the business of CVR Energy could differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including any statements regarding the expected benefits and costs of the tender offer; the expected timing of the completion of the tender offer; the ability of Icahn Enterprises to complete the tender offer considering the various conditions to the tender offer, some of which are outside the party’s control, including those conditions related to regulatory approvals and number of shares tendered; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Risks, uncertainties and assumptions include the possibility that expected benefits may not materialize as expected; that the tender offer may not be timely completed, if at all; that, prior to the completion of the transaction, CVR Energy’s business may not perform as expected due to transaction-related uncertainty or other factors; and other risks that are described in CVR Energy’s latest Annual Report on Form 10-K and its other filings with the SEC. Icahn Enterprises assumes no obligation and do not intend to update these forward-looking statements.
Given these risks and uncertainties, we urge you to read this Offer to Purchase completely and with the understanding that actual future results may be materially different from what we plan or expect. All of the forward-looking statements made in this Offer to Purchase are qualified by these cautionary statements, and we cannot assure you that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on our business or operations. In addition, these forward-looking statements present our estimates and assumptions only as of the date of this Offer to Purchase. We do not intend to update you concerning any future revisions to any forward-looking statements to reflect events or circumstances occurring after the date of this Offer to Purchase. However, you should carefully review the risk factors set forth in other reports or documents IEP and CVR Energy file from time to time with the SEC.

INTRODUCTION
To the Holders of shares of common stock of the Company:
We invite the stockholders of the Company to tender their shares of common stock of the Company. Upon the terms and subject to the conditions of this Offer to Purchase and the related Letter of Transmittal, Icahn Enterprises is offering to purchase up to 17,753,322 shares at a price of $18.25 per share, net to the seller in cash, less any applicable tax withholding and without interest. Upon the terms and subject to the conditions of the Offer, Icahn Enterprises will purchase any shares properly tendered and not properly withdrawn, up to a maximum of 17,753,322 shares.
The Offer will expire at one minute after 11:59 p.m., New York City time, on January 6, 2025 unless extended.
If more than 17,753,322 shares of common stock are properly tendered, Icahn Enterprises will purchase an aggregate of 17,753,322 shares from the stockholders of the Company on a pro rata basis based upon the number of shares validly tendered and not properly withdrawn by each tendering stockholder as of the Expiration Time. Shares properly tendered, but not purchased pursuant to the Offer will be returned to the tendering stockholders at our expense promptly after the Offer expires. See Section 1 — “Terms of the Offer.”
Tendering stockholders whose shares are registered in their own names and who tender directly to Broadridge Corporate Issuer Solutions, LLC, the Depositary and Paying Agent for the Offer, will not be obligated to pay brokerage fees or commissions on the purchase of shares by us under the Offer. If you own your shares through a broker, dealer, commercial bank, trust company or other nominee and the nominee tenders your shares on your behalf, the nominee may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.
The Offer is not conditioned upon the receipt of financing or upon any minimum number of shares being tendered. Our obligation to accept and pay for shares validly tendered pursuant to the Offer is conditioned upon satisfaction or waiver of the conditions set forth in Section 6 — “Conditions of the Tender Offer” of this Offer to Purchase.
We will pay the fees and expenses incurred in connection with the Offer by the Depositary and Paying Agent and the Information Agent for this Offer. See Section 5 — “Purchase of Shares and Payment of Purchase Price.”
The Special Committee, acting upon the express delegation of authority by the Board, has unanimously determined to express no opinion and remain neutral with respect to the Offer and to not make any recommendation to you as to whether to tender or refrain from tendering your shares in the Offer.
You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer. Neither Mr. Icahn nor any Icahn controlled affiliate that owns shares intend to tender any of their shares in the Offer. The Company’s position is expected to be set forth in a Schedule 14D-9 to be filed with the Securities and Exchange Commission within ten business days from the date the Offer is commenced. See Section 2 — “Purpose of the Tender Offer; Certain Effects of the Tender Offer; Other Plans.”
The Special Committee is comprised of Mark J. Smith and Julia Heidenreich Voliva, each of whom are independent directors of the Company who are not affiliated with Icahn Enterprises. None of Ted Papapostolou, the Chief Financial Officer of IEP and a director of Icahn GP, the general partner of IEP and Icahn Enterprises, Stephen Mongillo, a director of Icahn GP, or Dustin DeMaria, Financial Analyst of IEP, each of whom serves as a director on the Board, are members of the Special Committee, and each such director recused themselves from the Board’s deliberation and approval with respect to the Company’s third quarter 2024 dividend and the Board’s determination to suspend the dividend for such quarter.
As provided by the Company, as of December 2, 2024, there were 100,530,599 shares of the Company’s common stock outstanding. The shares are listed on the NYSE under the symbol “CVI.” On November 7,

2024, the last full trading day completed prior to the receipt and public disclosure of a letter IEP sent to the Board proposing a potential tender offer, the reported closing price of the shares on the NYSE was $16.52 per share. On December 5, 2024, the last full trading day before we commenced the Offer, the closing price of the shares as listed on NYSE was $18.32 per share. Stockholders are urged to obtain current market quotations for the shares before deciding whether to tender their shares. See Section 7 — “Price Range of the Shares; Dividends.”
Section 13 — “Certain Material U.S. Federal Income Tax Consequences of the Offer” describes various United States federal income tax consequences of a sale of shares under the Offer.
This Offer to Purchase and the related Letter of Transmittal contain important information that you should read carefully before you make any decision regarding the Offer.

THE TENDER OFFER
1.   Terms of the Offer
Upon the terms and subject to the conditions of this Offer, Icahn Enterprises is offering to purchase up to 17,753,322 shares, at a price of $18.25 per share, net to the seller in cash, less any applicable tax withholding and without interest. Upon the terms and subject to the conditions of the Offer, Icahn Enterprises will purchase up to a maximum of 17,753,322 shares in the aggregate that are validly tendered prior to the Expiration Time (as hereinafter defined) and are not properly withdrawn in accordance with Section 3 — “Procedures for Tendering Shares” of this Offer to Purchase.
The Offer is an offer by Icahn Enterprises. Under the terms of the Offer, Icahn Enterprises is not offering to purchase all of the shares. Rather, subject to the satisfaction or waiver of the terms and conditions of the Offer, Icahn Enterprises, together with its direct and indirect subsidiaries, will purchase, and therefore only be liable with respect to, any shares properly tendered and not withdrawn pursuant to this Offer prior to the Expiration Time, up to a maximum of 17,753,322 shares. Icahn Enterprises, together with IEP Energy Holding LLC, American Entertainment Properties Corp., IEP, Icahn Enterprises L.P., Icahn Enterprises G.P. Inc., Beckton Corp. and Mr. Icahn (together, the “filing persons”), has filed a Tender Offer Statement on Schedule TO with the SEC on December 6, 2024 with respect to the Offer (the “Schedule TO”).
The term “Expiration Time” means one minute after 11:59 p.m., New York City time, on January 6, 2025. We may, in our sole discretion, choose to extend the period of time during which the Offer will remain open, subject to applicable laws. In the event of an extension of the Offer, the term “Expiration Time” shall refer to the latest time and date at which the Offer, as so extended by us, shall expire. See Section 14 — “Extension of the Tender Offer; Termination; Amendment” for a description of our right to extend, delay, terminate or amend the Offer.
If more than 17,753,322 shares are validly tendered prior to the expiration date, and not properly withdrawn, we will, upon the terms and subject to the conditions of the Offer, purchase 17,753,322 shares on a pro rata basis (with adjustments to avoid purchases of fractional shares) based upon the number of shares validly tendered by the expiration date and not properly withdrawn. If proration of tendered shares is required, because of the difficulty of determining the precise number of shares properly tendered and not withdrawn, we do not expect to announce the final results of proration or pay for any shares until up to two NYSE trading days after the Expiration Time. Preliminary results of proration will be announced by press release as promptly as practicable. Holders of shares may obtain such preliminary information from the Information Agent at its telephone number on the back cover of this Offer to Purchase. All shares not accepted for payment will be returned to the stockholder or, in the case of tendered shares delivered by book-entry transfer, credited to the account at the book-entry transfer facility from which the transfer had previously been made, promptly after the expiration or termination of the offer in each case, in accordance with the procedure described in Section 14 — “Extension of the Tender Offer; Termination; Amendment.”
We reserve the right to increase or decrease the number of shares we are seeking in the Offer, extend the Offer beyond the then scheduled Expiration Time (and thereby delay acceptance for payment of and payment for any shares), and/or amend the Offer in any other respect, in each case, subject to applicable laws and regulations as described below.
The Offer is subject to certain conditions. See Section 6 — “Conditions of the Tender Offer.”
If by one minute after 11:59 p.m., New York City time, on January 6, 2025 (or any date or time then set as the expiration date), any or all of the conditions to the Offer has or have not been satisfied or waived, we reserve the right, subject to the applicable rules and regulations of the Securities and Exchange Commission: (i) to terminate the Offer and not accept for payment or pay for any shares and return all tendered shares to tendering stockholders; (ii) to waive all the unsatisfied conditions and accept for payment and pay for all shares validly tendered prior to the expiration date and not thereafter validly withdrawn; (iii) to extend the Offer and, subject to the right of stockholders to withdraw shares until the expiration date, retain the shares that have been tendered during the period or periods for which the Offer is extended; or (iv) to amend the Offer, subject to the terms and conditions of the Tender Offer Agreement.

Any extension, waiver, amendment or termination will be followed as promptly as practicable by public announcement thereof. In the case of an extension, Rule 14e-l(d) under the Exchange Act requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date in accordance with the public announcement requirements of Rule 14d-4(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change) and without limiting the manner in which we may choose to make any public announcement, we will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release.
If we extend the Offer, we are delayed in accepting for payment or paying for shares, or we are unable to accept for payment or pay for shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on our behalf, retain all shares tendered. Such tendered shares may not be withdrawn except as provided in Section 4 — “Withdrawal Rights” of this Offer to Purchase. Our reservation of the right to delay acceptance for payment of or payment for shares is subject to Exchange Act Rule 14e-1(c), which requires that we pay the consideration offered or return the shares deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.
If we make a material change in the Offer, or if we waive a material condition to the Offer, we will extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in its terms or the information concerning it, other than a change in price or the percentage of securities sought, will depend on the facts and circumstances then existing, including the materiality of the changed terms or information.
If we decide, in our sole discretion, to increase or decrease the consideration offered in the Offer or to change the number of share we are seeking in the Offer, and if, at the time that notice of any such changes is first published, sent or given to holders of shares, the Offer is scheduled to expire at any time earlier than the tenth business day after (and including) the date of such notice, then the Offer will be extended at least until the expiration of such period of ten business days. If, however, we increase the number of shares we are seeking under the Offer by not more than two percent of the outstanding shares, then pursuant to Rule 14e-1(b) under the Exchange Act, we would not be required to extend the expiration date of the Offer.
We will promptly furnish, at our expense, this Offer to Purchase, the related letter of transmittal and other relevant materials to those record holders of shares, beneficial owners, banks, brokers, dealers, trust companies and other persons who request such material from our information agent.
The Special Committee, acting upon the express delegation of authority from the Board, has unanimously determined to express no opinion and remain neutral with respect to the Offer and to not make any recommendation to you as to whether to tender or refrain from tendering your shares in the Offer.
You must make your own decision as to whether to tender your shares and, if so, how many shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer. Neither Mr. Icahn nor any Icahn controlled affiliate that owns shares intend to tender any of their shares in the Offer. The Company’s position is expected to be set forth in a Schedule 14D-9 to be filed with the Securities and Exchange Commission within ten business days from the date the Offer is commenced. See Section 2 — “Purpose of the Tender Offer; Certain Effects of the Tender Offer; Other Plans.”
The Special Committee is comprised of Mark J. Smith and Julia Heidenreich Voliva, each of whom are independent directors of the Company who are not affiliated with Icahn Enterprises. None of Ted Papapostolou, the Chief Financial Officer of IEP and a director of Icahn GP, the general partner of IEP and Icahn Enterprises, Stephen Mongillo, a director of Icahn GP, or Dustin DeMaria, Financial Analyst of IEP, each of whom serves as a director on the Board, are members of the Special Committee, and each such director recused themselves from the Board’s deliberation and approval with respect to the Company’s third quarter 2024 dividend and the Board’s determination to suspend the dividend for such quarter.

2.   Purpose of the Tender Offer; Certain Effects of the Tender Offer; Other Plans
Purpose of the Tender Offer.   As of the date of this Offer to Purchase, Icahn Enterprises beneficially owns approximately 66% of the shares. The purpose of the Offer for Icahn Enterprises is to increase its ownership in the Company. Assuming the maximum number of 17,753,322 shares are properly tendered, and are purchased by Icahn Enterprises in the Offer, Icahn Enterprises will beneficially own approximately 84% of the outstanding shares.
We believe that the Offer represents a mechanism to provide all the stockholders of the Company (other than Icahn Enterprises) with the opportunity to tender all or a portion of their shares and, thereby, receive a return of their investment if they so elect. The Offer provides such stockholders (particularly those who, because of the size of their stockholdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the share price and the usual transaction costs associated with market sales.
The Offer also provides registered stockholders with an efficient way to sell their shares without incurring broker’s fees or commissions associated with open market sales. Furthermore, odd lot holders who hold shares registered in their names and tender their shares directly to the Depositary and Paying Agent and whose shares are purchased pursuant to the Offer will avoid any applicable odd lot discounts that might be payable on sales of their shares. See Section 1 — “Terms of the Offer.”
Certain Effects of the Offer.   Icahn Enterprises’ interests in the Offer are different from those of stockholders being asked to tender their shares. In particular, its financial interests with regard to the Purchase Price are adverse to the interests of stockholders being asked to tender their shares. Also, if you properly tender some or all of your shares pursuant to the Offer you will have a reduced or no continuing interest in the Company and will not have the opportunity to participate in the future earnings or growth, if any, of the Company or bear the burden and risks of any decrease in value of the Company. On the other hand, Icahn Enterprises will benefit from any future increase in the value of the Company. Icahn Enterprises will also bear the burden and risks of any future decrease in the value of the Company.
Also, if you properly tender some or all of your shares pursuant to the Offer you will have a reduced or no continuing interest in the Company and will not have the opportunity to participate in the future earnings or growth, if any, of the Company or bear the burden and risks of any decrease in value of the Company. On the other hand, Icahn Enterprises will benefit from any future increase in the value of the Company. Icahn Enterprises will also bear the burden and risks of any future decrease in the value of the Company.
The Company is currently included in a consolidated, combined, unitary, or similar group with American Entertainment Properties Corp. and certain subsidiaries for purposes of certain state consolidated, combined, unitary, or similar tax returns and reporting. The Tax Allocation Agreement, dated May 19, 2012 (the “Tax Allocation Agreement”), currently governs the allocation of tax liabilities and assets between the Company and the group for this purpose. Purchases under the Offer may result in the Company’s inclusion in additional state consolidated, combined, unitary, or similar tax returns and reporting. If Icahn Enterprises acquires beneficial ownership of at least 80% of the Company’s outstanding common stock through the Offer, it may restructure its investment to include the Company with American Entertainment Properties Corp. and certain of its subsidiaries in a consolidated group for U.S. federal income tax purposes. The Tax Allocation Agreement, in such case will be amended in connection with the Company becoming part of the federal consolidated group.
Stockholders who do not tender their shares pursuant to the Offer and stockholders who otherwise retain an equity interest in the Company as a result of a partial tender of shares or proration will continue to be owners of the Company. As a result, those stockholders will continue to have an interest in the Company’s future earnings and assets, if any, and will bear the attendant risks associated with owning the Company’s equity securities. These risks include risks resulting from a decrease in the public float of the shares which could result in limited liquidity and trading volume of the shares after the consummation of the Offer and could result in an increase in price volatility. Stockholders may not be able to sell non-tendered shares in the future on the NYSE or otherwise, at a net price higher than the Purchase Price in the Offer. We can give no assurance as to the price at which a stockholder may be able to sell his or her shares in the future.

Shares acquired in the Offer will increase Icahn Enterprises’ equity ownership in the Company. As of the date of this Offer to Purchase, Icahn Enterprises beneficially owns approximately 66% of the shares. Assuming the maximum number of 17,753,322 shares are properly tendered and are purchased by Icahn Enterprises in the Offer, Icahn Enterprises will beneficially own approximately 84% of the shares.
Other Plans.   Icahn Enterprises and its affiliates continuously evaluate their investment in the Company and its subsidiaries and, depending on various factors including, but not limited to, the price of the shares or equity interests of the applicable subsidiaries, the terms and conditions of available transactions, prevailing market conditions and such other considerations as Icahn Enterprises and its affiliates deem relevant may, at any time or from time to time, and subject to any required regulatory approvals and the Tender Offer Agreement, acquire or dispose of additional shares and/or other equity, debt, notes, instruments or other securities of the Company and/or its subsidiaries on the open market, in privately negotiated transactions, directly from or to the Company, upon the exercise or conversion of securities convertible into or exercisable or exchangeable for other securities or otherwise.
Representatives of Icahn Enterprises and its affiliates discuss from time to time with the Company’s and/or its subsidiaries’ management, directors, stockholders and other parties, the Company’s and its subsidiaries’ performance, business, strategic direction, capital structure, prospects and management, as well as other ways of maximizing stockholder value, which may include extraordinary transactions.
Icahn Enterprises and its affiliates and the Company consider from time to time, and currently are considering, potential strategic transactions available to the Company and its subsidiaries, which may include the acquisition of additional entities, assets or businesses, including the acquisition of material amounts of refining assets through negotiated mergers and/or stock or asset purchase agreements by the Company or its subsidiaries. Icahn Enterprises and its affiliates may participate in such acquisitions, including by providing financing to the Company or its subsidiaries through the acquisition of additional equity of the Company and/or its subsidiaries, providing loans to the Company and/or its subsidiaries or otherwise.
In addition, Icahn Enterprises and its affiliates and the Company consider from time to time, and currently are considering, strategic options involving CVR Partners, LP, a controlled subsidiary of the Company (“CVR Partners”), which may include the acquisition of some or all of the outstanding common units of CVR Partners by Icahn Enterprises and Icahn controlled affiliates, the Company, a combination of Icahn Enterprises and Icahn controlled affiliates and the Company or other affiliated entities, the sale of CVR Partners or the Company’s interest therein, or other transactions. Any such acquisition, sale or transaction could be effectuated through open market purchases, tender or exchange offers, exercise of the limited call right contained in CVR Partners’ limited partnership agreement, value-enhancing partnerships, negotiated merger transactions, privately negotiated transactions, sale transactions or otherwise. CVR Partners’ common units are listed on the NYSE under the symbol “UAN.” The Company, through its wholly owned subsidiaries, currently owns approximately 36.8% of the outstanding common units of CVR Partners and 100% of the interest in CVR Partners’ general partner, CVR GP, LLC, which holds a non-economic general partner interest in CVR Partners.
If some or all of your shares of common stock of the Company are purchased pursuant to the Offer, you will not, to the extent of your shares so purchased, have the opportunity to benefit from, or participate in any increase in the value of the shares of Company’s common stock resulting from, any potential strategic transaction involving the Company, including any material acquisition of refining assets conducted by the Company or its subsidiaries or any sale by the Company or its subsidiaries of outstanding common units of CVR Partners and/or the non-economic general partner interest in CVR Partners, either to Icahn Enterprises or its affiliates or to one or more unaffiliated third parties.
There is no assurance that any of the aforementioned or other transactions will develop or materialize, or if they do, as to their timing.
On March 18, 2024, the Company announced the resignation of Hunter C. Gary, at the time the Senior Managing Director of Icahn Enterprises, from the Board for personal reasons and not as a result of any disagreements with the Company on any matter relating to the Company’s operations, policies or practices, and the appointment of Dustin DeMaria, Financial Associate of IEP, and Mark J. Smith to the Board.

Pursuant to the Tender Offer Agreement, the parties thereto have agreed that, among other things:
•
As soon as reasonably practicable on the date of the Tender Offer Agreement, Icahn Enterprises shall commence the Offer and file with the SEC the Schedule TO reflecting the offer to purchase up to a maximum of 17,753,322 shares in the aggregate at a price of $18.25 per share, subject to any required withholding of taxes, net to the seller in cash, without interest.

•
As promptly as practicable after the date the Schedule TO is filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9, which shall provide that the Special Committee, acting in accordance with an express delegation of authority from the Board, has determined to express no opinion and remain neutral with respect to the Offer.

•
Upon the consummation of the Offer, unless approved by (A) the Special Committee or (B) a Disinterested Committee, for so long as (i) Icahn Enterprises or any of its affiliates beneficially own (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act), in the aggregate, in excess of 50% of the outstanding shares, (ii) the shares are registered under Section 12 of the Exchange Act and (iii) any shares are beneficially owned (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) by a stockholder other than the Icahn Entities, then the Icahn Entities shall not, and shall take all actions necessary to cause the Icahn controlled affiliates not to, take any action, directly or indirectly, to cause: (1) the shares to cease to be listed on the NYSE; (2) the shares to be deregistered under Section 12 of the Exchange Act; (3) the Company to cease filing reports with the SEC required by Sections 13 and/or 15(d) of the Exchange Act, even if the Company may not be subject to the reporting requirements of Sections 13 and/or 15(d) of the Exchange Act; or (4) the Company to cease to maintain an audit committee comprising at least two directors who are not affiliated with the Icahn Entities and are otherwise “independent” within the meaning of Rule 10A-3 under the Exchange Act and applicable rules and regulations of NYSE.

•
Upon the consummation of the Offer, unless approved by the Special Committee or a Disinterested Committee, for so long as (i) the Icahn Entities beneficially own (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act), in the aggregate, in excess of 50% of the outstanding shares, (ii) the shares are registered under Section 12 of the Exchange Act, and (iii) any shares are beneficially owned (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) by a stockholder other than the Icahn Entities, then the Icahn Entities shall not, and shall take all actions necessary to cause the Icahn controlled affiliates not to, directly or indirectly including as part of a “group” (as such term is applied under Section 13(d) of the Exchange Act), alone or in concert with any other person or entity: (1) enter into an agreement to effect, or consummate, any transaction to acquire all of the outstanding shares; or (2) enter into an agreement to effect, or consummate, any increase in its beneficial ownership (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) percentage in the Company above 84% of all outstanding shares, other than as a result of (i) a repurchase, redemption, retirement, cancellation, or other similar action with respect to the shares of common stock by the Company or (ii) participation in a securities offering by the Company that is offered to all stockholders of the Company on the same terms.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Tender Offer Agreement, a copy of which is filed as an exhibit to the Schedule TO and which is incorporated by reference herein. See Section 10 — “Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.”
Except for the foregoing and as otherwise disclosed in this Offer to Purchase or the documents incorporated by reference herein, Icahn Enterprises does not currently have any plans, proposals or negotiations that relate to or would result in:
•
any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

•
any purchase, sale or transfer of an amount of the Company’s assets or any of its subsidiaries’ assets which is material to the Company and its subsidiaries, taken as a whole;

•
any change in the present Board or management of the Company or any plans or proposals to change the number or the term of directors of the Company or to fill any vacancies on the Board

(except that the Board may fill vacancies arising on the Board in the future) or to change any material term of the employment contract of any executive officer of the Company;
•
any material change in the Company’s present dividend rate or policy, except as previously disclosed;

•
any material change in the Company’s indebtedness or capitalization, its corporate structure or its business;

•
any class of the Company’s equity securities ceasing to be authorized to be listed on the NYSE;

•
any class of the Company’s equity securities being voluntarily deregistered under Section 12(g) of the Exchange Act;

•
the suspension of the Company’s obligation to file reports under Section 15(d) of the Exchange Act;

•
the acquisition or disposition by any person of the Company’s securities; or

•
any changes in the Company’s charter or by-laws.

3.   Procedures for Tendering Shares
Proper Tender.   For a stockholder to make a proper tender of shares under the Offer:
(i)
the Depositary and Paying Agent must receive at one of its addresses set forth on the back cover of this Offer to Purchase and prior to the Expiration Time:

a Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or, in the case of a book-entry transfer, an “agent’s message” (see “— Book-Entry Transfer” below), and any other required documents; and
either certificates representing the tendered shares or, in the case of tendered shares delivered in accordance with the procedures for book-entry transfer we describe below, a book-entry confirmation of that delivery (see “— Book-Entry Transfer” below); or
(ii)
the tendering stockholder must, before the Expiration Time, comply with the guaranteed delivery procedures we describe below.

If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely the nominee has established an earlier deadline for you to act to instruct the nominee to accept the Offer on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to find out the nominee’s applicable deadline.
The valid tender of shares by you by one of the procedures described in this Section 3 — “Procedures for Tendering Shares” will constitute a binding agreement between you and us on the terms of, and subject to the conditions to, the Offer.
We urge stockholders who hold shares through brokers or banks to consult the brokers or banks to determine whether transaction costs are applicable if they tender shares through the brokers or banks and not directly to the Depositary and Paying Agent.
Book-Entry Transfer.   For purposes of the Offer, the Depositary and Paying Agent will establish an account for the shares at The Depository Trust Company (the “book-entry transfer facility”) within five business days after the date of this Offer to Purchase. Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of shares by causing the book-entry transfer facility to transfer those shares into the Depositary and Paying Agent’s account in accordance with the book-entry transfer facility’s procedures for that transfer. Although delivery of shares may be effected through book-entry transfer into the Depositary and Paying Agent’s account at the book-entry transfer facility, the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or an agent’s message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary and Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time, or the tendering stockholder must comply with the guaranteed delivery procedures we describe below.

The confirmation of a book-entry transfer of shares into the Depositary and Paying Agent’s account at the book-entry transfer facility as we describe above is referred to herein as a “book-entry confirmation.” Delivery of documents to the book-entry transfer facility in accordance with the book-entry transfer facility’s procedures will not constitute delivery to the Depositary and Paying Agent.
The term “agent’s message” means a message transmitted by the book-entry transfer facility to, and received by, the Depositary and Paying Agent and forming a part of a book-entry confirmation, stating that the book-entry transfer facility has received an express acknowledgment from the participant tendering shares through the book-entry transfer facility that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against that participant.
Method of Delivery.    The method of delivery of shares, the Letter of Transmittal and all other required documents, including delivery through the book-entry transfer facility, is at the election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary and Paying Agent (including, in the case of a book-entry transfer, by book-entry confirmation). If you plan to make delivery by mail, we recommend that you deliver by registered mail with return receipt requested and obtain proper insurance. In all cases, sufficient time should be allowed to ensure timely delivery.
Signature Guarantees.   No signature guarantee will be required on a Letter of Transmittal for shares tendered thereby if:
•
the “registered holder(s)” of those shares signs the Letter of Transmittal and has not completed the box entitled “Special Payment Instructions” in the Letter of Transmittal; or

•
those shares are tendered for the account of an “eligible institution.”

For purposes hereof, a “registered holder” of tendered shares will include any participant in the book-entry transfer facility’s system whose name appears on a security position listing as the owner of those shares, and an “eligible institution” is a “financial institution,” which term includes most commercial banks, savings and loan associations and brokerage houses, that is a participant in any of the following: (i) the Securities Transfer Agents Medallion Program; (ii) the New York Stock Exchange, Inc. Medallion Signature Program; or (iii) the Stock Exchange Medallion Program.
Except as we describe above, all signatures on any Letter of Transmittal for shares tendered thereby must be guaranteed by an eligible institution. See Instructions 1 and 5 to the Letter of Transmittal.
Guaranteed Delivery.   If you wish to tender shares under the Offer and your certificates for shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary and Paying Agent prior to the Expiration Time, your tender may be effected if all the following conditions are met:
•
your tender is made by or through an eligible institution;

•
a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided, is received by the Depositary and Paying Agent, as provided below, prior to the Expiration Time; and

•
the Depositary and Paying Agent receives, at one of its addresses set forth on the back cover of this Offer to Purchase and within the period of one business day after the expiration date, either: (i) the certificates representing the shares being tendered, in the proper form for transfer, together with (1) a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required thereon and (2) all other required documents; or (ii) confirmation of book-entry transfer of the shares into the Depositary and Paying Agent’s account at the book-entry transfer facility, together with (1) either a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required thereon or an agent’s message, and (2) all other required documents.

Stockholders may contact the Information Agent or their broker for assistance. The contact information for the Information Agent is on the back cover page of this Offer to Purchase.

A Notice of Guaranteed Delivery must be delivered to the Depositary and Paying Agent by overnight courier or mail before the Expiration Time and must include a guarantee by an eligible institution in the form set forth in the Notice of Guaranteed Delivery.
Return of Unpurchased Shares.   The Depositary and Paying Agent will return certificates for unpurchased shares promptly after the expiration or termination of the Offer or the proper withdrawal of the shares, as applicable, or, in the case of shares tendered by book-entry transfer at the book-entry transfer facility, the Depositary and Paying Agent will credit the shares to the appropriate account maintained by the tendering stockholder at the book-entry transfer facility, in each case without expense to the stockholder.
Tendering Stockholders’ Representation and Warranty; Our Acceptance Constitutes an Agreement.   It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender shares for such person’s own account unless at the time of tender and at the Expiration Time such person has a “net long position” in (a) the shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such shares for the purpose of tendering to us within the period specified in the Offer or (b) other securities immediately convertible into, exercisable for or exchangeable into shares (“Equivalent Securities”) that is equal to or greater than the amount tendered and, upon the acceptance of such tender, will acquire such shares by conversion, exchange or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such shares so acquired for the purpose of tender to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of shares made pursuant to any method of delivery set forth herein will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty to us that (a) such stockholder has a “net long position” in shares or Equivalent Securities at least equal to the shares being tendered within the meaning of Rule 14e-4, and (b) such tender of shares complies with Rule 14e-4. Our acceptance for payment of shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.
A tender of shares made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering stockholder has full power and authority to tender, sell, assign and transfer the shares tendered, and that, when the same are accepted for payment by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances, conditional sales agreements and other obligations relating to the sale or transfer of the shares, and the same will not be subject to any adverse claim or right. Any such tendering stockholder will, on request by the Depositary and Paying Agent or us, execute and deliver any additional documents deemed by the Depositary and Paying Agent or us to be necessary or desirable to complete the sale, assignment and transfer of the shares tendered, all in accordance with the terms of the Offer.
A properly completed Letter of Transmittal, and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and Paying Agent and not to us or the Information Agent. All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering stockholder and shall not be affected by, and shall survive, the death or incapacity of such tendering stockholder.
Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.   All questions as to the number of shares to be accepted, the price to be paid for shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by the Depositary and Paying Agent and us, in our sole discretion, and our determination will be final and binding on all persons participating in the Offer, subject to such Offer participant’s disputing such determination in a court of competent jurisdiction. We reserve the absolute right prior to the expiration of the Offer to reject any or all tenders we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any conditions of the Offer with respect to all stockholders prior to the Expiration Time or any defect or irregularity in any tender with respect to any particular shares or any particular stockholder whether or not we waive similar defects or irregularities in the case of other stockholders. No tender of shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of us, the Depositary and Paying Agent, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our reasonable interpretation of the terms of and conditions to the Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding on all persons participating in the Offer, subject to such Offer participant’s disputing such determination in a court of competent jurisdiction. By tendering shares to us, you agree to accept all decisions we make concerning these matters and waive any right you might otherwise have to challenge those decisions. We strongly encourage stockholders to submit completed tender materials as early as possible after you have properly considered the information in this Offer to Purchase, so that you will have as much time as possible prior the Expiration Time to correct any defects or irregularities in the materials you provide to us.
Backup Withholding.   Under the U.S. backup withholding rules, a portion of the gross proceeds payable to a stockholder or other payee pursuant to the Offer must be withheld and remitted to the U.S. Treasury, unless the stockholder or other payee provides its taxpayer identification number (employer identification number or social security number) to the Depositary and Paying Agent and certifies that such number is correct or an exemption otherwise applies under applicable Treasury Regulations. Therefore, except as provided below, each tendering stockholder that is a U.S. Holder (as defined in Section 13) should complete and sign the Internal Revenue Service (“IRS”) Form W-9 included as part of the Letter of Transmittal and available on the IRS website so as to provide the information and certification necessary to avoid backup withholding. In order for a Non-U.S. Holder (as defined in Section 13) to qualify as a recipient exempt from backup withholding, the Non-U.S. Holder must submit an IRS Form W-8BEN or W-8BEN-E, or other applicable IRS Form W-8 appropriate to the particular Non-U.S. Holder, signed under penalties of perjury, attesting to that stockholder’s exempt status. These forms can be obtained from the Depositary and Paying Agent or from the IRS at www.irs.gov.
Backup withholding is not an additional tax. The withheld amount may be refunded by the IRS or credited against the U.S. federal income tax liability of the person subject to backup withholding, provided the required information is timely furnished to the IRS.
ANY TENDERING STOCKHOLDER OR OTHER PAYEE THAT FAILS TO COMPLETE FULLY AND SIGN THE IRS FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL OR APPLICABLE IRS FORM W-8 MAY BE SUBJECT TO REQUIRED U.S. BACKUP WITHHOLDING ON A PORTION OF THE GROSS PROCEEDS PAID TO SUCH STOCKHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER.
Lost Certificates.   If the share certificates which a registered holder wants to surrender have been lost, destroyed or stolen, the stockholder should promptly notify Equiniti Trust Company, LLC (the “Transfer Agent”) at 877-248-6417. The Transfer Agent will instruct the stockholder as to the steps that must be taken in order to replace the certificates.
4.   Withdrawal Rights
Except as this Section 4 — “Withdrawal Rights” otherwise provides, tenders of shares are irrevocable. You may withdraw shares that you have previously tendered under the Offer according to the procedures we describe below at any time prior to the Expiration Time for all shares. You may also withdraw your previously tendered shares at any time after the expiration of the Offer, unless such shares have been accepted for payment as provided in the Offer.
For a withdrawal to be effective, a written notice of withdrawal must:
•
be received in a timely manner by the Depositary and Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase; and

•
specify the name of the person having tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares to be withdrawn, if different from the name of the person who tendered the shares.

If certificates for shares have been delivered or otherwise identified to the Depositary and Paying Agent, then, prior to the physical release of those certificates, the serial numbers shown on those certificates must be submitted to the Depositary and Paying Agent and, unless an eligible institution has tendered those shares, an eligible institution must guarantee the signatures on the notice of withdrawal.
If a stockholder has used more than one Letter of Transmittal or has otherwise tendered shares in more than one group of shares, the stockholder may withdraw shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included.
If shares have been delivered in accordance with the procedures for book-entry transfer described in Section 3 — “Procedures for Tendering Shares,” any notice of withdrawal must also specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn shares and otherwise comply with the book-entry transfer facility’s procedures.
Withdrawals of tenders of shares may not be rescinded, and any shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn shares may be retendered at any time prior to the Expiration Time by again following one of the procedures described in Section 3 — “Procedures for Tendering Shares.”
We will decide, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal, and each such decision will be final and binding on all person’s participating in the Offer, subject to such other participants disputing such determination in a court of competent jurisdiction. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of shares by any stockholder, whether or not we waive similar defects or irregularities in the case of any other stockholder. None of the Company, Icahn Enterprises, the Depositary and Paying Agent, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.
If we extend the Offer, are delayed in our purchase of shares, or are unable to purchase shares under the Offer as a result of a failure of a condition disclosed in Section 6 — “Conditions of the Tender Offer,” then, without prejudice to our rights under the Offer, the Depositary and Paying Agent may, subject to applicable law, retain tendered shares on our behalf, and such shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4 — “Withdrawal Rights”. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 14e-1(c) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer.
5.   Purchase of Shares and Payment of Purchase Price
Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Time, we will accept for payment and pay $18.25 per share, net to the seller in cash, less any applicable tax withholding and without interest, for (and thereby purchase) up to a total of 17,753,322 shares properly tendered and not properly withdrawn.
If more than 17,753,322 shares of common stock are properly tendered, Icahn Enterprises will purchase an aggregate of 17,753,322 shares from the stockholders of the Company on a pro rata basis based upon the number of shares validly tendered and not properly withdrawn by each tendering stockholder as of the Expiration Time. Shares properly tendered, but not purchased pursuant to the Offer will be returned to the tendering stockholders at our expense promptly after the Offer expires.
Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay the per share purchase price for all of the shares accepted for payment pursuant to the Offer promptly after the Expiration Time. In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made promptly, subject to possible delay in the event of proration, but only after timely receipt by the Depositary and Paying Agent of:
•
certificates for shares, or a timely book-entry confirmation of the deposit of shares into the Depositary and Paying Agent’s account at the book-entry transfer facility,

•
a properly completed and duly executed Letter of Transmittal, or, in the case of a book-entry transfer, an agent’s message, and

•
any other required documents.

We will respectively pay for shares purchased pursuant to the Offer by depositing the aggregate purchase price for the shares with the Depositary and Paying Agent, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.
In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the Expiration Time. However, we expect that we will not be able to announce the final results of any proration or commence payment for any shares purchased pursuant to the Offer until up to two business days after the Expiration Time. Certificates for all shares tendered and not purchased, including all shares not purchased due to proration will be returned or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant who delivered the shares, to the tendering stockholder at our expense promptly after the Expiration Time or termination of the Offer.
Under no circumstances will we pay interest on the Purchase Price, including but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase shares pursuant to the Offer. See Section 6 — “Conditions of the Tender Offer.”
6.   Conditions of the Tender Offer
Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to the applicable rules under the Exchange Act, if at any time prior to the Expiration Time (whether any shares have theretofore been accepted for payment) any of the following events has occurred (or shall have been reasonably determined by us to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events (other than any such event or events that are proximately caused by our action or failure to act), make it inadvisable to proceed with the Offer or with acceptance for payment:
•
(i) there has occurred any change in the general political, market, economic or financial conditions in the United States that in the reasonable judgment of Icahn Enterprises is likely to materially and adversely affect the Company’s business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, licenses, results of operations, prospects or the trading in the Company’s shares; (ii) any general suspension of, or general limitation on prices for, or trading in, securities on any national securities exchange in the United States or in the over-the-counter market; (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States; (iv) any limitation (whether or not mandatory) by any governmental agency or authority on, or any other event that, in our reasonable judgment, could reasonably be expected to materially adversely affect, the extension of credit by banks or other financial institutions in the United States; (v) the commencement or escalation of a war, armed hostilities, terrorism, or other similar national or international calamity directly or indirectly involving the United States; (vi) any limitation (whether or not mandatory) by any governmental authority or agency on, or other event which, in the reasonable judgment of Icahn Enterprises, is reasonably likely to materially adversely affect the extension of credit by banks or other lending institutions; or (vii) in the case of any of the foregoing existing on December 6, 2024 (at the time of commencement of the Offer), a material acceleration or worsening thereof;

•
any decrease in excess of 10% in the market price for the shares of common stock of the Company measured from the close of trading on December 5, 2024, the last full trading day before we commenced the Offer;

•
any decline in either the Dow Jones Industrial Average, or the Standard & Poor’s Index of 500 Industrial Companies or the NYSE Composite Index by an amount in excess of 10% measured from December 5, 2024, the last full trading day before we commenced the Offer;

•
any change (or condition, event or development involving a prospective change) has occurred in the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition,

operations, licenses, results of operations or prospects of the Company or any of its subsidiaries or affiliates, taken as a whole, that, in our reasonable judgment, does or is reasonably likely to have a materially adverse effect on the Company or any of its subsidiaries or affiliates, taken as a whole, or we have become aware of any fact that, in our reasonable judgment, does or is reasonably likely to have a material adverse effect on the value of the shares;
•
there has been threatened in writing, instituted, or pending any action, proceeding, application or counterclaim by or before any court or governmental, administrative or regulatory agency or authority, domestic or foreign, or any other person or tribunal, domestic or foreign, which:

•
challenges or seeks to challenge, restrain, prohibit or delay the making of the Offer, the acquisition by us of the shares in the Offer, or any other matter relating to the Offer, or seeks to obtain any material damages in connection with the Offer;

•
seeks to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or results in a delay in our ability to accept for payment or pay for some or all of the shares;

•
seeks to impose limitations on our ability (or any affiliate of ours) to acquire or hold or to exercise full rights of ownership of the shares, including, but not limited to, the right to vote the shares purchased by us on all matters properly presented to the Company’s stockholders; or

•
otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, licenses, results of operations or prospects of the Company or any of its subsidiaries or affiliates, taken as a whole, or the value of the shares;

•
any action has been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) has been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or the Company or any of its subsidiaries or affiliates, or Icahn Enterprises or any of its subsidiaries or affiliates, by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our reasonable judgment;

•
indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of shares thereunder;

•
could reasonably be expected to prohibit, restrict or delay consummation of the Offer; or

•
otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, licenses or results of operations of the Company or any of its subsidiaries or affiliates, taken as a whole;

•
we learn that:

•
any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire the Company or any of the shares, or has made a public announcement reflecting an intent to acquire the Company or any of its subsidiaries or any of its or their respective assets or securities;

•
a tender or exchange offer for any or all of the outstanding shares (other than this Offer), or any merger, acquisition, business combination or other similar transaction with or involving the Company or any subsidiary, has been proposed, announced or made by any person or entity (including the Company or its subsidiaries) or has been publicly disclosed; or

•
the Company or any of its subsidiaries shall have commenced active consideration of, engaged in discussions or negotiations with respect to, or authorized, recommended, proposed or entered into an agreement with respect to, any merger, consolidation, recapitalization, liquidation, dissolution, business combination, acquisition of stock and/or assets of a third party, disposition of stock and/or assets of a third party, release or relinquishment of any material contractual or other right of the Company or any of its subsidiaries or any comparable event, in each case, not in the ordinary course of business;

•
any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer has not been obtained on terms satisfactory to us in our reasonable discretion;

•
the Schedule 14D-9 does not provide that the Special Committee, acting in accordance with an express delegation of authority from the Board, has determined to express no opinion and remain neutral with respect to the Offer or the Company otherwise breaches the Tender Offer Agreement;

•
the consummation of the Offer and the purchase of the shares pursuant to the Offer will cause the shares to be (1) delisted from the NYSE or (2) eligible for deregistration under the Securities Exchange Act of 1934, as amended; and

•
legislation amending the Internal Revenue Code of 1986, as amended (the “Code”) becomes effective and would, in our respective reasonable judgment, materially change the tax consequences of the transaction contemplated by the Offer in any manner that would adversely affect either of us or any of our respective affiliates.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions (other than conditions that are proximately caused by our action or failure to act), and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion prior to the Expiration Time.
Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time prior to the Expiration Time. Any determination by us concerning the events described above will be final and binding on all persons participating in the Offer, subject to such Offer participant’s disputing such determination in a court of competent jurisdiction.
7.   Price Range of the Shares; Dividends
Price Range of the Shares.   Effective October 23, 2007, the shares have been listed on the NYSE under the symbol “CVI.”
The following table sets forth (i) the high and low sales prices per share of the Company’s common stock on the NYSE for the period indicated and (ii) the per share quarterly dividend issued to holders of the Company’s common stock in such periods.
	High	Low	Dividend Issued During Quarter
Fiscal 2022
First Quarter	$26.66	$16.83	$0.00
Second Quarter	43.61	23.50	0.40
Third Quarter	37.63	25.48	3.00
Fourth Quarter	42.21	28.57	1.40
Fiscal 2023
First Quarter	$35.73	$28.31	$0.50
Second Quarter	33.90	22.60	0.50
Third Quarter	39.36	28.95	1.50
Fourth Quarter	34.32	29.22	2.00
Fiscal 2024
First Quarter	$37.34	$28.78	$0.50
Second Quarter	38.07	26.15	0.50
Third Quarter	29.84	21.05	0.50
Fourth Quarter (through December 5, 2024)	25.33	15.60	0.00

As provided by the Company, as of December 2, 2024, there were 100,530,599 shares of the Company’s common stock outstanding. On November 7, 2024, the last full trading day completed prior to the receipt of a letter Icahn Enterprises sent to the Board proposing a potential tender offer, the reported closing price of the shares on the NYSE was $16.52 per share, to which the Purchase Price represents a premium of approximately 10.5%. On December 5, 2024, the last full trading day before we commenced the Offer, the last reported sales price of the shares listed on NYSE was $18.32 per share. We urge stockholders to obtain a current market price for the shares before deciding whether to tender their shares.
Dividends.   Dividends, if any, including the payment, amount and timing thereof, are determined at the discretion of the Board.
8.   Source and Amount of Funds
Assuming the maximum number of 17,753,322 shares are properly tendered in the Offer at the Purchase Price, the aggregate Purchase Price for the 17,753,322 shares to be purchased by Icahn Enterprises will be approximately $324 million. Icahn Enterprises anticipates that it will pay for such shares tendered from its available cash and cash equivalents on hand.
Consummation of the Offer is not subject to any financing condition, but is subject to certain other conditions. See Section 6 — “Conditions of the Tender Offer.”
9.   Information About the Company
CVR Energy, Inc. is a Delaware corporation with principal executive offices located at 2277 Plaza Drive, Suite 500, Sugar Land, Texas 77479 and its telephone number at such address is (281) 207-3200.
The Company is a diversified holding company primarily engaged in the petroleum refining and marketing industry (the “Petroleum Segment”) and the nitrogen fertilizer manufacturing industry through its interest in CVR Partners.
The Company announced its results of operations for its quarter ended September 30, 2024 prior to the commencement of the Offer. You should carefully consider such results prior to deciding whether to tender your shares.
Where You Can Find More Information.   The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports relating to its business, financial condition and other matters. The Company must disclose in its proxy statements distributed to the Company’s stockholders and filed with the Securities and Exchange Commission information as of particular dates concerning its directors and officers, their remuneration, stock options and other matters, the principal holders of its securities and any material interest of those persons in transactions with the Company. That information is available for inspection at the public reference facilities of the Securities and Exchange Commission at Station Place, 100 F Street N.E., Washington, DC 20549. You can obtain copies of that information by mail, upon payment of the Securities and Exchange Commission’s customary charges, by writing to the Securities and Exchange Commission’s principal office at Station Place, 100 F Street, N.E., Washington, DC 20549. The Securities and Exchange Commission also maintains a web site, http://www.sec.gov, that contains reports, proxy statements and other information regarding registrants that file electronically with it.
Except as otherwise stated herein, the information concerning the Company contained herein has been taken from or based on publicly available documents on file with the Securities and Exchange Commission and other publicly available information. Although we do not have any knowledge that any such information is untrue, we take no responsibility for the accuracy or completeness of that information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information but that are unknown to us.
10.   Relationships, Agreements and Transactions with the Company
The following describes material agreements, arrangements or understandings between Icahn Enterprises and the other filing persons and its affiliates, on the one hand, and the Company, its executive officers, directors or affiliates, on the other hand:

Tax Allocation Agreement
The Company is currently included in a consolidated, combined, unitary, or similar group with American Entertainment Properties Corp. and certain subsidiaries for purposes of certain state consolidated, combined, unitary, or similar tax returns and reporting. The Tax Allocation Agreement, currently governs the allocation of tax liabilities and assets between the Company and the group for this purpose. Purchases under the Offer may result in the Company’s inclusion in additional state consolidated, combined, unitary, or similar tax returns and reporting. If Icahn Enterprises acquires beneficial ownership of at least 80% of the Company’s outstanding common stock through the Offer, it may restructure its investment to include the Company with American Entertainment Properties Corp. and certain of its subsidiaries in a consolidated group for U.S. federal income tax purposes. The Tax Allocation Agreement, in such case will be amended in connection with the Company becoming part of the federal consolidated group.
Tender Offer Agreement
Pursuant to the Tender Offer Agreement, the parties thereto have agreed that, among other things:
•
As soon as reasonably practicable on the date of the Tender Offer Agreement, Icahn Enterprises shall commence the Offer and file with the SEC the Schedule TO reflecting the offer to purchase up to a maximum of 17,753,322 shares in the aggregate at a price of $18.25 per share, subject to any required withholding of taxes, net to the seller in cash, without interest.

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As promptly as practicable after the date the Schedule TO is filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9, which shall provide that the Special Committee, acting in accordance with an express delegation of authority from the Board, has determined to express no opinion and remain neutral with respect to the Offer.

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Upon the consummation of the Offer, unless approved by (A) the Special Committee or (B) a Disinterested Committee, for so long as (i) Icahn Enterprises or any of its affiliates beneficially own (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act), in the aggregate, in excess of 50% of the outstanding shares, (ii) the shares are registered under Section 12 of the Exchange Act and (iii) any shares are beneficially owned (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) by a stockholder other than the Icahn Entities, then the Icahn Entities shall not, and shall take all actions necessary to cause the Icahn controlled affiliates not to, take any action, directly or indirectly, to cause: (1) the shares to cease to be listed on the NYSE; (2) the shares to be deregistered under Section 12 of the Exchange Act; (3) the Company to cease filing reports with the SEC required by Sections 13 and/or 15(d) of the Exchange Act, even if the Company may not be subject to the reporting requirements of Sections 13 and/or 15(d) of the Exchange Act; or (4) the Company to cease to maintain an audit committee comprising at least two directors who are not affiliated with the Icahn Entities and are otherwise “independent” within the meaning of Rule 10A-3 under the Exchange Act and applicable rules and regulations of the NYSE.

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Upon the consummation of the Offer, unless approved by the Special Committee or a Disinterested Committee, for so long as (i) the Icahn Entities beneficially own (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act), in the aggregate, in excess of 50% of the outstanding shares, (ii) the shares are registered under Section 12 of the Exchange Act, and (iii) any shares are beneficially owned (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) by a stockholder other than the Icahn Entities, then the Icahn Entities shall not, and shall take all actions necessary to cause the Icahn controlled affiliates not to, directly or indirectly including as part of a “group” (as such term is applied under Section 13(d) of the Exchange Act), alone or in concert with any other person or entity: (1) enter into an agreement to effect, or consummate, any transaction to acquire all of the outstanding shares; or (2) enter into an agreement to effect, or consummate, any increase in its beneficial ownership (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) percentage in the Company above 84% of all outstanding shares, other than as a result of (i) a repurchase, redemption, retirement, cancellation, or other similar action with respect to the shares of common stock by the Company or (ii) participation in a securities offering by the Company that is offered to all stockholders of the Company on the same terms.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Tender Offer Agreement, a copy of which is filed as an exhibit to the Schedule TO and which is incorporated by reference herein. See Section 10 — “Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.”
CVR Partners
As of September 30, 2024, UAN Services, LLC (“UAN Services”), a direct, wholly owned subsidiary of CVR Services, LLC which is a direct, wholly owned subsidiary of CVR Energy Holdings, Inc., which is a direct, wholly owned subsidiary of the Company, held approximately 37% of CVR Partners’ outstanding common units. In addition, as of September 30, 2024, UAN Services held 100% of the interest in CVR Partners’ general partner, CVR GP, LLC.
Subsidiaries of the Company are parties to the Company’s limited partnership agreement, and the Company and its subsidiaries, on the one hand, and CVR Partners and its subsidiaries, on the other hand, are party to certain other agreements, including an Omnibus Agreement, Management Services Agreements, an Environmental Agreement, a Terminal and Operating Agreement and a Registration Rights Agreement, each of which are described in the Company’s proxy statement filed with the SEC for the Company’s 2024 annual meeting of shareholders.
Directorships
Each of Ted Papapostolou, the Chief Financial Officer of IEP and a director of Icahn GP, Stephen Mongillo, a director of Icahn GP, and Dustin DeMaria, Financial Analyst of IEP, serve on the Board.
Director Compensation
Only directors of the Company who are not officers or employees of the Company or its affiliates (including IEP and its affiliates) receive compensation for their service on the Board and its committees. Mr. Mongillo is a non-employee director and accordingly received the following compensation from the Company:
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An annual cash retainer of $50,000, payable in quarterly installments;

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An annual cash retainer for service as a committee chair or member of $5,000 and $1,000, respectively, payable in quarterly installments; and

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Reimbursement for out-of-pocket expenses in connection with attending meetings of the Board and its committees and for director-related education expenses up to a maximum amount of $1,500 per year.

Indemnification of Directors and Officers; Insurance
Section 145 of the Delaware General Corporation Law (the “DGCL”) empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director or officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and others in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a director or officer is successful on the merits or otherwise in the defense of any action referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such director or officer against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith.
As permitted by the DGCL, the certificate of incorporation of the Company includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:
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for any breach of the director’s duty of loyalty to the Company or its stockholders;

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for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

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under section 174 of the DGCL regarding unlawful dividends and stock purchases; or

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for any transaction for which the director derived an improper personal benefit.

As permitted by the DGCL, the Company’s bylaws provide that:
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the Company is required to indemnify its directors and officers to the fullest extent permitted by the DGCL, subject to very limited exceptions;

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the Company may indemnify its other employees and agents to the fullest extent permitted by the DGCL, subject to very limited exceptions;

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the Company is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to very limited exceptions;

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the Company may advance expenses, as incurred, to its employees and agents in connection with a legal proceeding; and

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the rights conferred in the bylaws are not exclusive.

The Board has approved a form of indemnification agreement for its directors and officers and expects that each of its current and future directors and officers will enter into substantially similar indemnification agreements with the Company to give the Company’s directors and officers additional contractual assurances regarding the scope of the indemnification set forth in the Company’s certificate of incorporation and to provide additional procedural protections. Each of Messrs. Papapostolou, Mongillo, and DeMaria are parties to the Company’s standard form of indemnification agreement with the Company.
The Company and its subsidiaries are covered by liability insurance policies which indemnify their directors and officers against loss arising from claims by reason of their legal liability for acts as such directors, officers or trustees, subject to limitations and conditions as set forth in the policies.
Transactions in Company Securities
The transactions in the Company’s securities effected by Icahn Enterprises and the other filing persons and their respective officers and directors within the past 60 days prior to the date of this Offer to Purchase are set forth in Schedule A hereto.
11.   Effects of the Tender Offer on the Market for Shares; Registration under the Exchange Act
The completion of the Offer in accordance with its terms and conditions will not cause the Company to stop being listed on the NYSE or to stop being subject to the periodic reporting requirements of the Exchange Act.
However, the purchase of shares under the Offer could reduce the number of shares that might otherwise be traded publicly and is likely to reduce the number of stockholders. As a result, trading of a relatively small volume of the shares and limited liquidity after consummation of the Offer may have a greater impact on trading prices than would be the case prior to consummation of the Offer with an increase in price volatility. Stockholders may not be able to sell non-tendered shares in the future on the NYSE or otherwise, at a net price higher than the Purchase Price in the Offer. We can give no assurance as to the price at which a stockholder may be able to sell his or her shares in the future.

12.   Legal Matters; Regulatory Approvals
We are not aware of any license or regulatory permit that is material to the Company’s business that might be adversely affected by our acquisition of shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the acquisition or ownership of shares by us as contemplated by the Offer that is material to the success of the Offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action where practicable if practicable within the time period contemplated by the Offer. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered under the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to its business and financial condition. Our obligations under the Offer to accept for payment and pay for shares is subject to certain conditions. See Section 6 — “Conditions of the Tender Offer.”
13.   Certain Material U.S. Federal Income Tax Consequences of the Offer
The following summary describes certain material U.S. federal income tax consequences relevant to the Offer. This discussion is based upon the Code, existing and proposed Treasury Regulations, administrative pronouncements and judicial decisions, all as in effect as of the date hereof and any changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis. This discussion deals only with shares held as capital assets of holders for U.S. federal income tax purposes and does not address all tax consequences, including tax consequences that may be relevant to various specified categories of holders (such as dealers in securities or commodities, traders in securities that elect to mark their holdings to market, financial institutions, regulated investment companies, real estate investment trusts, holders whose functional currency is not the U.S. dollar, insurance companies, pass-through entities, tax-exempt organizations, certain former citizens or long-term residents of the United States, holders who beneficially own directly or indirectly more than 5% all the Company’s outstanding shares, or holders who hold shares as part of a hedging, integrated, conversion or constructive sale transaction or as a position in a straddle). In particular, different rules may apply to shares acquired as compensation (including shares acquired upon the exercise of employee stock options or otherwise as compensation). This discussion does not address the application of the unearned income Medicare contributions tax or the alternative minimum tax, or the state, local or non-U.S. tax consequences of participating in the Offer. No ruling has been or will be sought from the IRS regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below. Holders of shares should consult their tax advisors as to the particular consequences to them of participation in the Offer, including potential tax consequences in jurisdictions where the holder is a citizen, resident or domiciliary.
As used herein, a “U.S. Holder” means a beneficial holder of shares that is for U.S. federal income tax purposes: (a) an individual citizen or resident of the United States, (b) a corporation (or other entity taxed as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, or any political subdivision thereof, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (d) a trust if (i) a court within the United States can exercise primary supervision of the trust’s administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable regulations to be treated as a U.S. person.
As used herein, a “Non-U.S. Holder” is a beneficial owner of shares, other than a partnership or an entity classified as a partnership for U.S. federal income tax purposes, that is not a U.S. Holder.
If a partnership (including for this purpose any entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) beneficially owns shares, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. Beneficial owners that are partnerships, and partners in such partnerships, should consult their own tax advisors.

Exchange of Shares Pursuant to the Offer.
U.S. Holders.   A U.S. Holder generally will recognize gain or loss from the disposition of the shares for cash. Such gain or loss will be equal to the difference between the amount of cash received with respect to shares tendered (determined before the deduction of any applicable withholding taxes, as described in Section 3 — “Procedures for Tendering Shares” with respect to the application of U.S. backup withholding) and such U.S. Holder’s adjusted tax basis in the shares exchanged therefor. A U.S. Holder’s adjusted tax basis will generally equal the price the U.S. Holder paid for the shares tendered. Gain or loss will also generally be determined separately for each block of Company shares (i.e., each group of Company shares acquired at the same cost in a single and separately identifiable transaction) tendered by a U.S. Holder. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period of the shares exceeds one year as of the date of the exchange. Long-term capital gains of non-corporate U.S. Holders are taxed at preferential rates. Capital losses are subject to limitations on their use.
An additional 3.8%. surtax will be imposed on certain US individuals, estates and trusts to the extent that such person’s “modified adjusted gross income” (in the case of an individual) or “adjusted gross income” (in the case of an estate or trust) exceed certain threshold amounts.
Holders should consult their tax advisers as to the tax consequences of the receipt of any amount in exchange for shares pursuant to this Offer.
Non-U.S. Holders.   Any gain recognized on the receipt of cash pursuant to the Offer by a Non-U.S. Holder generally will not be subject to U.S. federal income tax unless:
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the gain is effectively connected with a U.S. trade or business of that Non-U.S. Holder (and, if required by an applicable income tax treaty, is also attributable to a permanent establishment in the United States maintained by that Non-U.S. Holder), in which case the Non-U.S. Holder generally will be subject to U.S. federal income tax on such gain at the same graduated rates applicable to U.S. persons, net of certain deductions and credits, and, if the Non-U.S. Holder is a foreign corporation, that corporation may be subject to branch profits tax at the rate of 30% on the effectively connected gain (or such lower rate as may be specified by an applicable income tax treaty); or

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the Non-U.S. Holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the disposition of shares pursuant to the Offer, in which case the Non-U.S. Holder generally will be subject to a tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the Non-U.S. Holder’s net gain realized, which may be offset by U.S. source capital losses of the Non-U.S. Holder, if any.

Non-U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences and any applicable foreign tax consequences of the Offer and also should see Section 3 — “Procedures for Tendering Shares” for a discussion of the application of U.S. backup withholding.
THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE TAX IMPLICATIONS OF THE OFFER UNDER APPLICABLE FEDERAL, STATE OR LOCAL LAWS. NON-U.S. HOLDERS SHOULD ALSO CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES UNIQUE TO HOLDERS WHO ARE NOT U.S. PERSONS.
14.   Extension of the Tender Offer; Termination; Amendment
We expressly reserve the right, in our sole discretion, at any time prior to the Expiration Time and from time to time, and regardless of whether or not any of the events set forth in Section 6 — “Conditions for the Tender Offer” shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and Paying Agent and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, if any of the conditions set forth in Section 6 — “Conditions for the Tender Offer” has occurred or is deemed by us to have occurred, to terminate the Offer prior to the Expiration Time and reject for payment and not pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares by giving oral or written notice of such termination or postponement to the Depositary and Paying Agent and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 14e-1(c) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 6 — “Conditions for the Tender Offer” shall have occurred or shall be deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of shares or by decreasing or increasing the number of shares being sought in the Offer. Amendments to the Offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time. Any public announcement made under the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release. In addition, we would file such press release as an exhibit to the Schedule TO.
If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by the rules promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information; however, in no event will the Offer remain open for fewer than five business days following such a material change in the terms of, or information concerning, the Offer. If (i)(a) we increase or decrease the price to be paid for shares, (b) decrease the number of shares being sought in the Offer, or (c) increase the number of shares being sought in the Offer and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to stockholders in the manner specified in this Section 14 — “Extension of the Tender Offer; Termination; Amendment”, the Offer will be extended until the expiration of such period of ten business days.
15.   Certain Information Concerning Icahn Enterprises
IEP Energy Holding LLC, a Delaware limited liability company, directly owns approximately 51% of the outstanding shares of the Company. American Entertainment Properties Corp., a Delaware corporation, owns a 100% interest in IEP Energy Holding LLC. AEPC Holdings LLC, a Delaware limited liability company, owns a 100% of the equity of American Entertainment Properties Corp. Icahn Enterprises owns a 100% interest in AEPC Holdings LLC. Icahn Enterprises L.P., a publicly traded Delaware limited partnership (Nasdaq: IEP), owns a 99% limited partner interest in Icahn Enterprises. Mr. Carl C. Icahn is the indirect holder of approximately 86% of the issued and outstanding depositary units representing limited partnership interests in Icahn Enterprises L.P. (based upon: (a) the 504,003,429 depositary units stated to be outstanding as of November 8, 2024 by Icahn Enterprises L.P. in its Quarterly Report on Form 10-Q for the period ending September 30, 2024, filed with the SEC on November 8, 2024. Icahn Enterprises G.P. Inc. (“Icahn Enterprises GP”), a Delaware corporation, is the general partner of and owns a 1% general partner interest in each of Icahn Enterprises and Icahn Enterprises L.P. Icahn Enterprises GP is 100% owned by Beckton Corp. (“Beckton”), a Delaware corporation. Beckton is 100% owned by Mr. Carl C. Icahn, a United States citizen. The business address of Mr. Icahn is c/o Icahn Associates Corp., 16690 Collins Ave, PH-1 Sunny Isles Beach, FL 33160, where the business phone number is (305) 422-4100. The business address of each of IEP Energy Holding LLC, American Entertainment Properties Corp., Icahn Enterprises, Icahn Enterprises L.P., Icahn Enterprises GP and Beckton is 16690 Collins Ave, PH-1 Sunny Isles Beach, FL 33160, where the business phone number is (305) 422-4100.
Icahn Enterprises is primarily engaged in the business of holding direct or indirect interests in various operating businesses. Icahn Enterprises GP is primarily engaged in the business of serving as the general partner of IEP and Icahn Enterprises. Beckton is primarily engaged in the business of holding the capital stock of Icahn Enterprises GP. IEP is a diversified holding company engaged in the following continuing operating businesses: Investment, Energy, Automotive, Food Packaging, Real Estate, Home Fashion and Pharma.
Mr. Icahn’s current principal occupation or employment is set forth on Schedule A attached hereto and is incorporated by reference herein. Also set forth on Schedule A attached hereto and incorporated by reference herein are Mr. Icahn’s material occupations, positions, offices or employments during the past five years, including the principal business and address of any business corporation or other organization in which such occupation, position, office or employment was carried on. The name, position, citizenship, business address, current principal occupation or employment, material occupations, positions, offices or employments during the past five years and the principal business and address of any business corporation or other organization in which such occupation, position, office or employment was carried on, of each executive officer and director of the filing persons are set forth on Schedule A attached hereto and incorporated by reference herein. Each of the executive officers and directors listed on Schedule A attached hereto and incorporated by reference herein is a United States citizen.
On August 19, 2024, IEP and Carl C. Icahn, Chairman of the Board of Icahn GP, entered into settlement agreements with the SEC in connection with inquiries previously disclosed by IEP. In connection with that settlement, the SEC entered an order in an administrative proceeding that contains non-scienter based findings that IEP failed to disclose in its Annual Reports on Forms 10-K for the years 2018, 2019 and 2020 that Mr. Icahn pledged IEP securities as collateral to secure personal margin loans as required by Item 403(b) of Regulation S-K. The order relating to Mr. Icahn contains non-scienter based findings that, while Mr. Icahn’s prior Schedule 13D filings generally disclosed that he had pledged IEP depository units as collateral for personal margin loans, subsequent Schedule 13D filings were not amended to describe loan agreements and amendments to loan agreements or to attach guarantees as required by Items 6 and 7 of Schedule 13D. Without admitting or denying the SEC’s allegations (other than with respect to the SEC’s jurisdiction), under the terms of the settlements, (i) IEP consented to the entry of an order requiring it to pay a civil penalty of $1.5 million and to cease and desist from violations and any future violations of Section 13(a) of the Exchange Act and Rule 13a-1 thereunder, and (ii) Mr. Icahn consented to the entry of an order requiring him to pay a civil penalty of $500,000 and to cease and desist from committing or causing any violations of Section 13(d)(2) of the Exchange Act and Rule 13d-2(a) thereunder.
Except as set forth herein, none of the filing persons nor, to their respective knowledge, any of the persons listed on Schedule A attached hereto and incorporated by reference herein, have been, during the past five years: (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); or (b) a party to any judicial or administrative proceeding (except formatters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
As of the date of this Offer to Purchase, Icahn Enterprises beneficially owns approximately 66% of the outstanding shares of the Company, with Icahn Enterprises directly owning 15,500,000 shares, or approximately 15% and IEP Energy Holding LLC owning 51,192,381 shares, or approximately 51%. Assuming the maximum number of 17,753,322 shares are properly tendered and purchased by Icahn Enterprises in the Offer, Icahn Enterprises will beneficially own an aggregate of 84,445,703 shares, or approximately 84% of the outstanding shares. Neither Mr. Icahn nor any Icahn controlled affiliates which beneficially own shares intend to tender shares in the Offer.

16.   Background of the Offer; Contacts
From time to time, representatives of IEP engage in discussions with the Company’s or its affiliates’ management, directors, stockholders and other parties regarding the Company’s and its subsidiaries’ performance, business, strategic direction, capital structure, prospects and management, as well as other ways of maximizing stockholder value, which may include extraordinary transactions. Representatives of IEP and the Company also consider from time to time potential strategic transactions available to the Company and its subsidiaries, which may include the acquisition or sale of entities, assets or businesses, including the acquisition or sale of material amounts of refining assets through negotiated mergers and/or stock or asset purchase agreements by the Company or its subsidiaries.
In early 2024, representatives of IEP and representatives of the Company engaged in exploratory discussions regarding a number of potential strategic transactions available to the Company, including potential acquisitions by the Company, strategic options involving CVR Partners and the Icahn Entities’ potential involvement in such potential transactions.
On March 18, 2024, Icahn Enterprises and certain of its affiliates filed an amendment to their Schedule 13D (the “Schedule 13D”) reporting their beneficial ownership of the Company’s common stock (the “March Schedule 13D Amendment”) with the SEC and the Company filed a Current Report on Form 8-K (the “March Form 8-K”) with the SEC indicating that, among other things, IEP and the Company were considering potential strategic transactions available to the Company and its subsidiaries, which may include the acquisition of additional entities, assets or businesses, including the acquisition of material amounts of refining assets through negotiated mergers and/or stock or asset purchase agreements by the Company or its subsidiaries. The March Schedule 13D Amendment and the March Form 8-K each further indicated that IEP or certain of its affiliates may participate in such acquisitions, including by providing financing to the Company or its subsidiaries through the acquisition of additional equity of the Company and/or its subsidiaries, providing loans to the Company and/or its subsidiaries or otherwise. Each of the March Schedule 13D Amendment and the March Form 8-K also indicated that IEP, certain of its affiliates and the Company were considering strategic options involving CVR Partners, which may include the acquisition of some or all of the outstanding publicly held common units of CVR Partners by IEP or its affiliates, the Company, or a combination thereof, the sale of CVR Partners or the Company’s interest therein, or other transactions. The March Schedule 13D Amendment further indicated that IEP and its affiliates continuously evaluate their investment in the Company and, depending on various factors including, but not limited to, the price of the shares, the terms and conditions of available transactions, prevailing market conditions and such other considerations as IEP and its affiliates deem relevant, may, at any time or from time to time, and subject to any required regulatory approvals, acquire or dispose of additional shares on the open market.
Also on March 18, 2024, the Company disclosed in the March Form 8-K that the Board appointed a Special Committee comprised of James M. Strock and Mark J. Smith, each of whom were members of the Board, to consider, evaluate and negotiate on behalf of the Company certain of the potential strategic transactions described in the March Schedule 13D Amendment and the March Form 8-K (collectively, the “Potential Strategic Transactions”). Since March 18, 2024, as periodically disclosed by IEP and the Company, representatives of IEP and representatives of the Company have, from time to time, continued to engage in exploratory discussions regarding a Potential Strategic Transaction.
On May 16, 2024, the Company filed a Current Report on Form 8-K with the SEC disclosing that on and effective May 10, 2024, Mr. Strock resigned from the Board for personal reasons. On and effective May 16, 2024, the Board appointed Julia Heidenreich Voliva as a member of the Board and as a member of the Special Committee.
In September 2024, representatives of IEP indicated to representatives of the Company that IEP or its affiliates were considering the acquisition of additional shares of the Company through a tender offer and inquired as to the readiness of the Special Committee to receive, review and evaluate a potential proposal from IEP.
Between September 2024 and IEP’s public announcement of the proposed Offer on November 8, 2024, representatives of IEP, representatives of the Company and their respective legal advisors engaged in preliminary discussions regarding potential parameters for a potential tender offer for additional shares of the Company. No proposal with respect to a tender offer was made prior to IEP’s public announcement on November 8, 2024.
On October 28, 2024, the Company issued a press release announcing its third quarter 2024 financial results and the suspension of its quarterly dividend, which for the second quarter of 2024 was $0.50 per Share. In light of IEP’s potential offer, each of Ted Papapostolou, the Chief Financial Officer of IEP and a director of Icahn GP, Stephen Mongillo, a director of Icahn GP, and Dustin DeMaria, Financial Analyst of IEP, each of whom serves as a director on the Company’s Board, recused themselves from the Board’s deliberation and approval with respect to the Company’s third quarter 2024 dividend and the Board’s determination to suspend the dividend for such quarter.
The Company filed its Quarterly Report on Form 10-Q for the third quarter of 2024 on October 29, 2024, disclosing, among other things, deferment of new growth capital spending, and reductions in expected capital expenditures.
On November 6, 2024, in anticipation of the possible receipt of the November 8th Letter (as defined below), the Board delegated consideration, evaluation and negotiation of a potential tender offer to the Special Committee.
After market close on November 8, 2024, IEP delivered a letter (the “November 8th Letter”) to the Board pursuant to which IEP proposed that Icahn Enterprises (or a subsidiary thereof) would commence the Offer to acquire up to 15 million additional shares of the Company (the “Maximum Tender Amount”) for a purchase price of $17.50 per share which, if the Offer were fully or over-subscribed, would increase IEP’s indirect ownership stake from approximately 66.3% of the outstanding shares to approximately 81.3% of the outstanding shares. IEP’s proposal noted that the proposed purchase price represented a premium of approximately 6% to the closing price of the shares on November 7, 2024, and a premium of approximately 5% to the volume-weighted average price of the shares during the seven trading days preceding the proposal. IEP’s proposal contemplated that Icahn Enterprises (or a subsidiary thereof) would acquire all shares properly tendered in the Offer up to the Maximum Tender Amount, and that the Offer would not be subject to a minimum tender condition. IEP’s proposal also indicated that it was proposing the Offer because it believed that the shares were undervalued in the market and represented an attractive investment opportunity, and that the Company’s stockholders would benefit from an opportunity to sell their shares at a premium to their then trading price. Furthermore, IEP noted that it (i) would be willing to agree with the Company to certain contractual provisions that would be for the benefit of the public stockholders of the Company following completion of the Offer, and (ii) expected that a Special Committee of independent directors of the Company would consider its proposal and such other terms, and make a recommendation to the Company’s stockholders or determine to remain neutral with respect to the Offer. IEP disclosed this proposal in a press release publicized prior to market open on November 8, 2024, which was attached to an amendment to the Schedule 13D filed by the Icahn Enterprises and its affiliates and a Schedule TO-C filed by IEP and certain affiliates, in each case, with the SEC on November 8, 2024.
On November 13, 2024, Proskauer Rose LLP (“Proskauer”), outside counsel to the Icahn Entities, sent to Baker Botts L.L.P. (“Baker Botts”), outside counsel to the Special Committee, a preliminary indicative term sheet outlining certain proposed terms regarding the proposed Offer. The term sheet reiterated the proposed terms set forth in the November 8th Letter and further proposed that upon consummation of the Offer, IEP would agree that for so long as IEP and the Icahn controlled affiliates beneficially own in excess of 50% of the outstanding shares of the Company, Mr. Icahn and his controlled affiliates would not, without approval by the Special Committee: (i) cause the Company to (a) cease to have the Company’s common stock listed on the NYSE; (b) deregister the shares under Section 12 of the Exchange Act; (c) cease filing reports with the SEC required by Section 13 and/or Section 15(d) of the Exchange Act; or (d) cease to maintain an audit committee comprising at least two independent directors (as defined under the rules and regulations of the NYSE); (ii) consummate any transaction to acquire all of the outstanding shares; or (iii) increase their beneficial ownership of the shares to an amount above 81.3% of all outstanding shares, unless such increase is the result of the repurchase, redemption, cancellation or other similar action by the Company with respect to the shares or participation in an offering by the Company that is offered to all stockholders of the Company on the same terms.

On November 18, 2024, Proskauer delivered a preliminary draft of an agreement setting forth the terms proposed in the preliminary indicative term sheet sent on November 13, 2024 to Baker Botts.
On November 21, 2024, the Special Committee delivered a letter to IEP requesting that the proposed Offer be subject to a non-waivable minimum tender condition set at a majority of the shares held by the public stockholders (a “minimum tender condition”).
On November 22, 2024, at the request of the Special Committee, senior executives and other representatives of the Icahn Entities and Proskauer met telephonically with the Special Committee, Baker Botts, Potter Anderson & Corroon LLP (“Potter Anderson”), Delaware counsel to the Company, and TPH&Co., the energy business of Perella Weinberg Partners, to address certain inquiries of the Special Committee regarding the proposed Offer, the Icahn Entities’ reasons for the Offer, the proposed terms of the Offer, potential tax implications of the Offer, and the Icahn Entities’ future plans with respect to the Company and CVR Partners. Representatives of IEP informed the Special Committee that IEP desired to consummate the Offer because, among other reasons, it believes the market price of the common stock on November 7, 2024 was lower than the intrinsic value of the Company due to the Company’s recent earnings announcement and suspension of its quarterly dividend. IEP also explained the tax benefits and detriments to it if Icahn Enterprises became the owner of 80% or more of the outstanding shares, which would allow for tax consolidation of the Company within the tax group of American Entertainment Property Corp (“AEPC,” and such tax group, the “AEPC Group”), including the benefits to the AEPC Group of the dividends received deduction and the use of Company group losses to offset AEPC Group income in the year the offset occurs.
Later on November 22, 2024, representatives of Proskauer and Ashby & Geddes, P.A., Delaware counsel to IEP, met telephonically with Baker Botts and Potter Anderson, at which time Proskauer noted that IEP would not be willing to agree to the minimum tender condition because (i) a minimum tender condition was inconsistent with IEP’s commercial objectives, (ii) IEP believed that the minority stockholder protections proposed by IEP allowed for an impartial investment decision to be made by the Company stockholders, (iii) IEP did not believe that a minimum tender condition provided additional benefits to stockholders in the context of the proposed Offer, and (iv) IEP believed that a minimum tender condition could be detrimental to the Company’s stockholders because it would eliminate the Offer as a liquidity option for stockholders of the Company seeking to tender into the Offer if fewer than the minimum number of shares were tendered in the Offer.
On November 24, 2024, Baker Botts delivered to Proskauer a revised draft of the Tender Offer Agreement, which proposed amendments to the Tender Offer Agreement that included, among other matters, certain additional restrictions on IEP and the Icahn Entities, certain indemnification protections for the benefit of the Company, reimbursement of 50% of the Company’s expenses in connection with the Offer by the Icahn Entities, delegating to the Special Committee the determination of whether to reinstate the Company’s cash dividend payable to holders of its common stock, or undertake common stock share repurchases under certain circumstances, and certain proposed amendments to the Tax Allocation Agreement.
On November 25, 2024, Proskauer contacted Baker Botts to orally deliver IEP’s response to the Special Committee’s revised draft of the Tender Offer Agreement. Proskauer informed Baker Botts that IEP had agreed to a reimbursement of up to $100,000 of Company expenses incurred in connection with the evaluation of the Offer by the Special Committee, and to changes to the indemnification provision that, on balance, IEP believes were beneficial to the Company. Proskauer informed Baker Botts that IEP was not willing to agree to additional restrictions, as it believed that the minority stockholder protections proposed by IEP allowed for an impartial investment decision to be made by the Company stockholders. Proskauer also informed the Special Committee that IEP was unwilling to agree to a provision entitling the Special Committee to determine whether to reinstate the cash dividend to Company stockholders or undertake share repurchases under certain circumstances, as IEP believed that such decisions were appropriately the responsibility of the Board and not a subset thereof.
Later in the day on November 25, 2024, Proskauer delivered to Baker Botts a revised draft of the Tender Offer Agreement. Also on November 25, 2024, consistent with the Special Committee’s prior direction, Baker Botts delivered to Proskauer a proposed draft of an Amended and Restated Tax Allocation

Agreement proposing, among other things, that IEP share with the Company any benefits it receives from the incremental dividends received deduction.
On November 26, 2024, Proskauer delivered to Baker Botts a revised draft of an Amended and Restated Tax Allocation Agreement. Also on November 26, 2024, at the request of IEP, representatives of Baker Botts engaged in discussions with representatives of Proskauer and IEP in which Proskauer and IEP explained that certain of the proposed amendments to the Tax Allocation Agreement were inappropriate in its view because such amendments were either not related to the computation of Company tax liabilities and would provide an overall tax detriment to IEP or would place the Company in a more advantageous position than it would otherwise be entitled to if it were not part of a consolidated group.
On November 27, 2024, Proskauer and representatives of the Icahn Entities, including Mr. Icahn, engaged in a discussion with the Special Committee and its legal advisors from Baker Botts with respect to the terms of the Offer and the Tender Offer Agreement. In such discussions, the Special Committee asserted that a higher Offer price was warranted, among other reasons, in light of recent trading levels of the shares and Wall Street analyst estimates. In response, representatives from IEP indicated that IEP might be amenable to increasing the Offer price to around $18.00 per share and including in the Tender Offer Agreement a provision delegating the decision to pay or not pay cash dividends to the Company’s stockholders to the Special Committee until the fourth quarter of 2025.
Later that day, Proskauer contacted Baker Botts to deliver IEP’s counterproposal with respect to the Offer and the Tender Offer Agreement, including the following key terms: (i) an increase of the offer price in the Offer from $17.50 per Share to $18.00 per Share; (ii) an increase in the Maximum Tender Amount to a number of shares which, if fully subscribed, would result in the increase of IEP’s indirect ownership stake from approximately 66.3% of the outstanding shares to approximately 84.0% of the outstanding shares; and (iii) delegating the decision regarding the Company’s payment of cash dividends to its stockholders to the Special Committee until the fourth quarter of 2025.
Later that day, the Icahn Entities and Proskauer held a meeting with the Special Committee and Baker Botts with respect to the terms of the Offer and the Tender Offer Agreement, at which time the Special Committee proposed that IEP increase the Offer price to $18.25 per share and indicated that the Special Committee had determined not to pursue a covenant regarding a limitation on dividends or share repurchases because the incremental debt facility being negotiated by the Company, if executed, would have the effect of providing some limit on the Company’s ability to conduct share repurchases and pay dividends to its stockholders. After discussion, IEP agreed to consider the proposed Offer price if the Maximum Tender Amount were increased to a number of shares which, if fully subscribed, would result in the increase of IEP’s indirect ownership stake from approximately 66.3% of the outstanding shares to approximately 84.0% of the outstanding shares and the other provisions contained in the Tender Offer Agreement were unchanged. After a brief recess, the parties reconvened and IEP agreed to an offer price of $18.25 per share and a Maximum Tender Amount equal to a number of shares which, if fully subscribed, would result in the increase of IEP’s indirect ownership stake from approximately 66.3% of the outstanding shares to approximately 84.0% of the outstanding shares. Baker Botts subsequently confirmed there were no material open points remaining on the agreements. Proskauer subsequently confirmed the revised Offer by the delivery to Baker Botts of a revised draft of the Tender Offer Agreement reflecting such terms as well as IEP’s proposed conditions to the consummation of the Offer.
From November 27, 2024 through December 1, 2024, IEP and Proskauer reviewed and commented on drafts of the Tender Offer Agreement and the Amended and Restated Tax Allocation Agreement. From November 27, 2024 through the execution of the Tender Offer Agreement, revised drafts of the Tender Offer Agreement were circulated by Proskauer and Baker Botts at the direction of the Icahn Entities and the Special Committee, respectively.
On December 1, 2024, the Special Committee unanimously (i) approved and authorized the Company to enter into and perform its obligations under the Tender Offer Agreement and the Amended and Restated Tax Allocation Agreement, (ii) determined that it would recommend to the Board and the Company that, in accordance with Rule 14e-2 under the Exchange Act, the Company shall express no opinion and remain neutral with respect to the Offer and not make any recommendation to the Company’s stockholders whether to tender, or refrain from tendering, their shares in the Offer, and (iii) authorized the Company to prepare, execute and file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 disclosing that the Company expresses no opinion and is remaining neutral with respect to the Offer.
On December 6, 2024, Mr. Icahn, IEP and the Icahn Enterprises, on the one hand, and the Company, on the other hand, entered into the Tender Offer Agreement. Also on December 6, 2024, Icahn Enterprises commenced the Offer.
17.   Fees and Expenses
We have retained Broadridge Corporate Issuer Solutions, LLC to act as the Depositary and Paying Agent and D.F. King & Co., Inc. to act as the Information Agent in connection with the Offer. Each of the Depositary and Paying Agent and the Information Agent will receive customary compensation, reimbursement for out-of-pocket expenses, and indemnification against certain liabilities in connection with the Offer, including liabilities under the federal securities laws. As part of the services included in such retention, the Information Agent may contact holders of shares by personal interview, mail, electronic mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of shares.
We will not pay any fees or commissions to any broker, dealer, commercial bank, trust company or any other person (other than the Information Agent and the Depositary and Paying Agent) for soliciting tenders of shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by us for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Information Agent or the Depositary and Paying Agent for purposes of the Offer.
All fees and expenses incurred in connection with the Offer will be borne by Icahn Enterprises.
18.   Dividends and Distributions
If, on or after December 6, 2024, the Company should (a) split, combine or otherwise change the shares of common stock of the Company or its capitalization, (b) acquire or otherwise cause a reduction in the number of outstanding shares of common stock of the Company or other securities or (c) issue or sell additional shares of common stock of the Company, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, then we, in our sole discretion, may make such adjustments as we deem appropriate in the Offer price and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.
19.   Miscellaneous
Icahn Enterprises and the other filing persons have filed with the SEC a Tender Offer Statement on Schedule TO, which contains additional information with respect to the Offer. The Company’s position is expected to be set forth in a Schedule 14D-9 to be filed with the SEC within ten business days from the date the Offer is commenced. The Schedule TO and the Schedule 14D-9, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 9 — “Information About the Company” with respect to information concerning the Company.
This Offer to Purchase and accompanying Letter of Transmittal do not constitute an offer to purchase securities in any jurisdiction in which such offer is not permitted or would not be permitted. If we become aware of any jurisdiction where the making of the Offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law where practicable. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in such jurisdiction.
You should only rely on the information contained in this Offer to Purchase or to which we have referred to you. We have not authorized any person to make any recommendation on behalf of us as to whether you should tender or refrain from tendering your shares in the Offer. We have not authorized any person to give any information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase or in the related Letter of Transmittal. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by us, the Depositary and Paying Agent or the Information Agent.
December 6, 2024

SCHEDULE A
Executive Officers and Directors of IEP Energy Holding LLC, American Entertainment Properties Corp., Icahn Enterprises Holdings L.P., Icahn
Enterprises L.P., Icahn Enterprises G.P. Inc. and Beckton Corp.
The name and positions of the executive officers and directors of IEP Energy Holding LLC, American Entertainment Properties Corp., Icahn Enterprises Holdings L.P., Icahn Enterprises L.P., Icahn Enterprises G.P. Inc. and Beckton Corp. are set forth below. The following sets forth with respect to each executive officer and director such person’s (a) name, (b) present principal occupation or employment and the name and principal business of any corporation or other organization in which such employment or occupation is conducted and (c) material occupations, positions, offices or employments during at least the last five years, giving the starting and ending dates of each and the name and principal business of any business corporation or other organization in which such occupation, position, office or employment was carried on. Each such executive officer and/or director: (i) is a citizen of the United States of America; and (ii) has a principal business address is c/o Icahn Associates Corp., 16690 Collins Ave, PH-1 Sunny Isles Beach, FL 33160, where the business phone number is (305) 422-4100.
There have been no transactions in the Company’s securities effected by Icahn Enterprises and the other filing persons and their respective officers and directors within the past 60 days.
IEP Energy Holding LLC
American Entertainment Properties Corp. — Sole Member
American Entertainment Properties Corp.
Andrew Teno — Director; President
Ted Papapostolou — Director; Chief Financial Officer; Treasurer; Secretary
Robert Flint — Chief Accounting Officer
Joesph Pacetti — Director of SEC Reporting
Craig Pettit — Vice President of Tax Administration
Icahn Enterprises Holdings L.P.
Icahn Enterprises G.P. Inc. — General Partner
Icahn Enterprises L.P.
Icahn Enterprises G.P. Inc. — General Partner
Icahn Enterprises G.P. Inc.
Carl C. Icahn — Chairman of the Board
Brett Icahn — Director
Michael Nevin — Director
Denise Barton — Director
Stephen A. Mongillo — Director
Alvin B. Krongard — Director
Nancy Dunlap — Director
Andrew Teno — President; Chief Executive Officer; Director
Ted Papapostolou — Chief Financial Officer; Director
Robert Flint — Chief Accounting Officer
Beckton Corp.
Carl C. Icahn — Chairman of the Board; President
Ted Papapostolou — Vice President
Rowella Asuncion-Gumabong — Vice President and Secretary
Gregory L. Bonyne — Vice President, Taxes
Carl C. Icahn has served as Chairman of the Board and a director of Starfire Holding Corporation, a privately-held holding company, and Chairman of the Board and a director of various subsidiaries of Starfire Holding Corporation, since 1984. Since August 2007, through his position as Chief Executive Officer of Icahn Capital LP, a wholly-owned subsidiary of Icahn Enterprises and certain related entities, Mr. Icahn’s principal occupation has been managing private investment funds, including Icahn Partners LP and Icahn Partners Master Fund LP. Since 1990, Mr. Icahn has been Chairman of the Board of Icahn Enterprises GP, the general partner of Icahn Enterprises.
Mr. Icahn began his career on Wall Street in 1961 and has become one of the most well-known and influential investors in America. In 1968, he formed Icahn & Co., a securities firm that focused on arbitrage and options trading. In 1978, he began taking very substantial and sometimes controlling positions in individual companies. Over the years, these positions include: RJR Nabisco, Texaco, Phillips Petroleum, Western Union, Gulf & Western, Viacom, Uniroyal, Dan River, Marshall Field, E- II (Culligan and Samsonite), American Can, USX, Marvel, Revlon, ImClone, Fairmont, Kerr-McGee, Time Warner, Yahoo!, Lions Gate, CIT, Motorola, Genzyme, Biogen, BEA Systems, Chesapeake Energy, El Paso, Amylin Pharmaceuticals, Regeneron, Mylan Labs, KT&G, Lawson Software, MedImmune, Dell, Herbalife, Navistar International, Transocean, Take-Two, Hain Celestial, Mentor Graphics, Netflix, Forest Laboratories, Apple, eBay, PayPal, Hertz, AIG, Cheniere Energy, Xerox, Freeport-McMoRan, Dana, Bausch, Southwest Gas, Illumina and JetBlue. As a leading shareholder activist, his efforts have unlocked billions of dollars of shareholder and bondholder value and have improved the competitiveness of American companies. He and his affiliated companies currently own businesses in a wide range of industries, including real estate, oil refining and manufacturing. Companies in which he and his affiliates currently own majority positions include CVR Energy, Viskase Companies, WestPoint Home and Pep Boys. He and his affiliated companies also own stakes in many other public companies. Icahn Enterprises LP is Mr. Icahn’s flagship company through which he has acquired many of these positions.
Brett Icahn has served as a director of Icahn Enterprises’ general partner, Icahn Enterprises GP and has been a Portfolio Manager for Icahn Capital LP, a subsidiary of Icahn Enterprises, since October 2020. Brett Icahn was previously a consultant for Icahn Enterprises, where he exclusively provided investment advice to Carl C. Icahn with respect to the investment strategy for Icahn Enterprises’ Investment segment and with respect to capital allocation across Icahn Enterprises’ various operating subsidiaries from 2017 to 2020. From 2010 to 2017, Brett Icahn was responsible for co-executing an investment strategy across all industries as a Portfolio Manager of the Sargon Portfolio for Icahn Capital LP, the entity through which Carl C. Icahn manages investment funds. From 2002 to 2010, Brett Icahn served as an investment analyst for Icahn Capital LP and in a variety of investment advisory roles for Carl C. Icahn. Brett Icahn currently serves as a director of Bausch Health Companies Inc., a manufacturer and marketer of pharmaceuticals, over the counter products and medical devices since March 2021 and the Bausch + Lomb board since June 2022. Brett Icahn was previously a director of, among others: Dana Inc. a leading supplier of fully integrated drivetrain and electrified propulsion systems for all passenger vehicles, from January 2022 to January 2023; Newell Brands Inc., a global marketer of consumer and commercial products, from March 2018 to March 2023; Nuance Communications, Inc., a provider of voice and language solutions, from October 2013 to March 2016; Take-Two Interactive Software Inc., a publisher of interactive entertainment products, from April 2010 to November 2013; and The Hain Celestial Group, Inc., a natural and organic products company, from July 2010 to November 2013. Brett Icahn is the son of Carl C. Icahn who has or previously had non-controlling interests in the aforementioned companies through the ownership of securities.
Michael Nevin has served as a director of Icahn Enterprises’ general partner, Icahn Enterprises GP, since December 2018 and has served as Managing Director from June 2018 until August 2019. From July 2015 to June 2018, Mr. Nevin served as a Financial Analyst at Icahn Enterprises. Prior to joining Icahn Enterprises, Mr. Nevin was employed by Jefferies LLC as a Research Analyst from 2014 to 2015 covering the utilities sector. Mr. Nevin was also employed by JP Morgan Investment Bank in various roles from 2009 to 2014, most recently as an Associate from 2012 to 2014. Mr. Nevin was previously: a director of Conduent Incorporated, a provider of business process outsourcing services, from December 2016 through August 2019; a director of Ferrous Resources Ltd, an iron ore mining company, from December 2016 through its sale in August 2019; a director of American Railcar Industries, Inc., a railcar manufacturing company, from February 2017 through its sale in December 2018; and a director of Federal-Mogul LLC, a supplier of automotive powertrain and safety components, from February 2016 through its sale in October 2018. Viskase Companies, Inc., is indirectly controlled by Carl C. Icahn. Ferrous Resources Ltd., American Railcar Industries, Inc. and Federal-Mogul LLC were previously indirectly controlled by Mr. Icahn. Mr. Nevin is married to the daughter of Carl C. Icahn.

Denise Barton has served as a director of Icahn Enterprises’ general partner, Icahn Enterprises GP, since September 2019 and was a member of our audit committee from September 2019 until April 2021. Ms. Barton served on the board of directors and audit committee for Trump Entertainment Resorts, Inc., a subsidiary of Icahn Enterprises, from February 2016 through June 2017. Ms. Barton served as a member of the Operating Executive Board of Gotham Private Equity Partners, LP, a New York based merchant banking firm, from March 2010 through January 2014. Ms. Barton served as the Chief Financial Officer for Land Holdings I, LLC, a company formed to develop, own and operate the Scarlet Pearl Casino Resort, from March 2012 through March 2017. In addition, Ms. Barton has over 15 years’ experience in public accounting and has served as Chief Financial Officer in both public and private companies. Ms. Barton is a certified public accountant and has been licensed by the Nevada State Gaming Control Commission, the New Jersey Casino Control Commission and the Mississippi Gaming Commission.
Stephan A. Mongillo has served as the director of Icahn Enterprises’ general partner, Icahn Enterprises GP, since March 2020 and is a member of our audit committee. Mr. Mongillo has served as a director of CVR Energy, Inc., a majority owned subsidiary of Icahn Enterprises, since May 2012. Mr. Mongillo is currently, and has been since April 2012, the Chairman and Chief Executive Officer of AMPF, Inc., a distributor of picture frame mouldings and supplies of which he is also the principal shareholder. Since November 2022, Mr. Mongillo has been an equity member of Manufactured Housing Partners LLC, a private real estate management company. Previously, Mr. Mongillo served as: a director of HERC Holdings, Inc., a publicly traded equipment rental company, from 2016 until 2018; a director of American Railcar Industries, Inc from 2009 until 2011; a director of WestPoint Home LLC, from March 2009 until January 2011; and a managing director of Icahn Capital LP, from January 2008 until January 2011. Icahn Capital LP and WestPoint Home, LLC are each indirectly controlled by Carl C. Icahn. American Railcar Industries, Inc. was previously indirectly controlled by Carl C. Icahn. Carl C. Icahn also previously had non-controlling interests in HERC Holdings, Inc through the ownership of securities. Mr. Mongillo received a B.A. from Trinity College and an M.B.A from the Amos Tuck School of Business Administration at Dartmouth College.
Alvin B. Krongard has served as a director of Icahn Enterprises’ general partner, Icahn Enterprises GP, since March 2019 and is a member of our audit committee. Mr. Krongard currently serves as a director and a member of the audit committee of the board of directors of Apollo Global Management, LLC; as a director and chairman of the corporate governance committee and the investment committee of the board of directors of Iridium Communications Inc. and previously served as the lead independent director and chairman of the audit committee of the board of directors of Under Armour, Inc from March 2019 until May 2020. He served as Executive Director of the Central Intelligence Agency from 2001 to 2004 and as counselor to the Director of the Central Intelligence Agency from 2000 to 2001. Mr. Krongard previously served in various capacities at Alex.Brown, Incorporated, including serving as Chief Executive Officer beginning in 1991 and assuming additional duties as Chairman of the board of directors in 1994. Upon the merger of Alex.Brown with Bankers Trust Corporation in 1997, Mr. Krongard became Vice Chairman of the Board of Bankers Trust and served in such capacity until joining the Central Intelligence Agency in 1998.
Nancy Dunlap has served as a director of Icahn Enterprises’ general partner, Icahn Enterprises GP, since April 2021 and is a member of our audit committee. Ms. Dunlap currently serves as the private counsel and head of the private family office of former New Jersey Governor and United States Senator Jon S. Corzine. Since 1999, Ms. Dunlap has overseen all personal investment and legal affairs of the Corzine Family Office. As head of Mr. Corzine’s private family office, Ms. Dunlap also serves as a Trustee of the Jon S. Corzine Trust and as Director of the Jon S. Corzine Foundation. Ms. Dunlap was previously a director of: CVR Refining, LP, from July 2018 to February 2019; and Equita Sim, a private investment bank headquartered in Milan, Italy, from November 2010 to September 2015. CVR Refining, LP is a wholly-owned subsidiary of CVR Energy, which is indirectly controlled by Mr. Icahn. Ms. Dunlap was also previously a director of Amp Electric Vehicles from March 2010 to September 2012. Ms. Dunlap received a Juris Doctor from St. John’s University School of Law and a Bachelor of Arts from University of Denver.
Andrew Teno has served as President and Chief Executive Officer and as a director of Icahn Enterprises since February 2024. Prior to his appointment as President and Chief Executive Officer, Mr. Teno served as a portfolio manager at Icahn Capital LP, a subsidiary of Icahn Enterprises, since October 2020. Mr. Teno previously worked at Fir Tree Partners, a New York based private investment firm that invests worldwide in public and private companies, real estate and sovereign debt, from 2011 to April 2020. Prior to that, he worked at Crestview Partners from 2009 to 2011 as an associate in their private equity business, and at Gleacher Partners, a boutique mergers and acquisitions firm, from 2007 to 2009. Mr. Teno has served as a director of Southwest Gas Holdings, Inc., an entity that purchases, distributes and transports natural gas and provides utility infrastructure services across North America, since May 2022 and Illumina, Inc., a company engaged in sequencing- and array-based solutions for genetic and genomic analysis since May 2023. Mr. Teno also previously served as a director of: Crown Holdings Inc. from December 2022 to November 2023; FirstEnergy Corp. from March 2021 to December 2023; Herc Holdings Inc. from February 2021 to March 2023; and Cheniere Energy, Inc. from February 2021 to June 2022. Mr. Teno received an undergraduate business degree from the Wharton School at the University of Pennsylvania in 2007.
Ted Papapostolou has served as Chief Financial Officer of Icahn Enterprises since November 2021. In addition, Mr. Papapostolou has served as director of Icahn Enterprises since December 2021 and its Secretary since April 2020. Mr. Papapostolou previously served as the Chief Accounting Officer of Icahn Enterprises from April 2020 to December 2023 and in various progressive accounting positions at Icahn Enterprises from March 2007 to March 2020. Previously, Mr. Papapostolou worked at Grant Thornton LLP in their audit practice. Mr. Papapostolou received his M.B.A. from The Peter J. Tobin College of Business at Saint John’s University and his B.B.A. from Frank G. Zarb School of Business at Hofstra University. Mr. Papapostolou has served as director of Viskase Companies, Inc., since April 2020 and CVR Energy, Inc., since March 2023. Viskase Companies, Inc. and CVR Energy, Inc. are each indirectly controlled by Carl C. Icahn.
Robert Flint has served as Chief Accounting Officer of Icahn Enterprises since December 2023. In addition, Mr. Flint has served as the Director of Accounting of Icahn Enterprises since November 2021 and previously served as the Chief Audit Executive of Icahn Enterprises from March 2020 to November 2021. Mr. Flint was an independent management consultant from January 2017 to March 2020, serving a variety of clients and industries, including Icahn Automotive Group LLC, a subsidiary of Icahn Enterprises, from September 2018 to March 2020. Mr. Flint received his B.S. in Accounting and Finance from the University of Dayton.
Craig Pettit has been Vice President of Tax Administration of Icahn Enterprises and other affiliated entities since October 2007. Previously, Mr. Pettit was Tax Director for various Icahn affiliates from October 2000 through September 2007. Prior to joining Icahn, Mr. Pettit worked as a Tax Director for Agribiotech from July 1998 to October 2000, as a Tax Manager for Southwest Gas Corporation from February 1997 to July 1998, and as Tax Manager for Santa Fe Pacific Gold Corporation from January 1993 to July 1998. Mr. Pettit also worked in the tax practices of KPMG Peat Marwick from 1991 to 1993 and Deloitte and Touche from 1988 to 1991. Mr. Pettit received a B.S. in Accounting and a Masters in Taxation from Brigham Young University in 1987 and 1992, respectively. Mr. Pettit is a Certified Public Accountant in the State of New Mexico.
Rowella Asuncion-Gumabong has served as Chief Financial Officer and Vice President of Icahn Associates Holding LLC and other private entities and foundations owned and controlled by Mr. Carl C. Icahn since September 2022. Ms. Asuncion-Gumabong previously served as Senior Vice President of Finance and Accounting from December 2021 to August 2022, and in various progressive accounting positions from January 2009 to November 2021, in several private entities and foundations owned and controlled by Mr. Icahn. Prior to joining Icahn Associates, Ms. Asuncion-Gumabong worked in the audit practices of McGladrey and Pullen in 2008, Grant Thornton LLP from 2005-2007, and Punongbayan & Araullo, member firm of Grant Thornton International, from 2000-2005. Ms. Asuncion-Gumabong received her B.S. in Accountancy, Cum Laude, from the University of the Philippines in the Visayas. Ms. Asuncion-Gumabong is a Certified Public Accountant in the State of California and in the Philippines.
Gregory Bonyne has been Senior Tax Counsel of Icahn Enterprises since October 2022 and the Vice President/Taxes of various a privately-held entities controlled by Carl C. Icahn since April 2023. Previously, Mr. Bonyne was Tax Counsel for affiliates of Mr. Icahn from November 2005 through May 2018. From November 2019 to October 2022, he served as Senior Tax Counsel for Pfizer Inc. and as Senior Vice President of MacAndrews & Forbes Inc. He was an associate in the New York City office of McDermott Will & Emery LLP from September 2000 until October 2005. Mr. Bonyne received a B.A. in Economics from Columbia University in 1993 and a J.D. from Brooklyn Law School in 2000.

The Letter of Transmittal, certificates for shares and any other required documents should be sent or delivered by each stockholder of the Company or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary and Paying Agent as follows:
The Depositary and Paying Agent for the Offer is:
Broadridge Corporate Issuer Solutions, LLC
By Mail: Broadridge Corporate Issuer Solutions, LLC Attn: BCIS Re-Organization Dept. P.O. Box 1317 Brentwood, NY 11717-0718	By Express Mail, Hand or Overnight Courier: Broadridge Corporate Issuer Solutions, LLC Attn: BCIS IWS 51 Mercedes Way Edgewood, NY 11717
Delivery of the Letter of Transmittal to an address other than as set forth above will not constitute a valid delivery to the Depositary and Paying Agent.
Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone number and location listed below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.
The Information Agent for the Offer is:
D.F. King & Co., Inc.
48 Wall Street
22nd Floor
New York, New York 10005
Shareholders please call toll-free: (866) 207-3626
All other calls: (212) 269-5550
Email: CVREnergy@dfking.com